                                                                     EXHIBIT 2.1
                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           MTI TECHNOLOGY CORPORATION,
                             A DELAWARE CORPORATION,
                                    PURCHASER

                                       AND

                          COLLECTIVE TECHNOLOGIES, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY,
                                     SELLER

                               Dated June 6, 2006

                             Morrison & Foerster LLP
                            19900 MacArthur Boulevard
                            Irvine, California 92612

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                                TABLE OF CONTENTS

                                                                              PAGE
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
ARTICLE 1.     THE TRANSACTION..............................................     1

      1.1   Purchased Assets................................................     1
      1.2   Excluded Assets.................................................     3
      1.3   Assumed Liabilities.............................................     3
      1.4   Excluded Liabilities............................................     4
      1.5   Non-Assignable Assets...........................................     5

ARTICLE 2.     CONSIDERATION FOR TRANSFER...................................     6

      2.1   Purchase Price..................................................     6
      2.2   Purchase Price Adjustments......................................     7
      2.3   Allocation of Purchase Price....................................     8
      2.4   Transfer Taxes; Prorations......................................     9

ARTICLE 3.     CLOSING AND CLOSING DELIVERIES...............................     9

      3.1   Closing; Time and Place.........................................     9
      3.2   Deliveries by Seller............................................     9
      3.3   Deliveries by Purchaser.........................................    10
      3.4   Delivery by Purchaser and Seller................................    11

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF SELLER.....................    11

      4.1   Organization, Good Standing, Qualification......................    11
      4.2   Charter Documents; Books and Records............................    12
      4.3   Capitalization..................................................    12
      4.4   Authority; Binding Nature of Agreements.........................    12
      4.5   No Conflicts; Required Consents.................................    12
      4.6   Subsidiaries....................................................    13
      4.7   Financial Statements............................................    13
      4.8   Absence of Undisclosed Liabilities..............................    13
      4.9   Absence of Changes..............................................    13
      4.10  Transactions with Affiliates....................................    14
      4.11  Account Receivables.............................................    14
      4.12  Inventory.......................................................    14
      4.13  Material Contracts..............................................    14
      4.14  Title; Sufficiency; Condition of Assets.........................    17
      4.15  Real Property Leases............................................    17
      4.16  Intellectual Property...........................................    17
      4.17  Customers, Distributors and Suppliers...........................    19
      4.18  Seller Products, Services and Warranty..........................    21
      4.19  Employees and Consultants.......................................    21
      4.20  Seller Benefit Plans............................................    22
      4.21  Compliance with Laws............................................    22
      4.22  Governmental Approvals..........................................    23
      4.23  Proceedings and Orders..........................................    23

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                                TABLE OF CONTENTS
                                  (Continued)
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
      4.24  Environmental Matters..............................................     23
      4.25  Taxes..............................................................     24
      4.26  Brokers............................................................     25
      4.27  No Other Agreement.................................................     25
      4.28  No Other Representations and Warranties............................     25
      4.29  Private Placement..................................................     25

ARTICLE 5.     REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................     27

      5.1   Organization and Good Standing.....................................     27
      5.2   Authority; Binding Nature of Agreements............................     27
      5.3   No Conflicts; Required Consents....................................     28
      5.4   Brokers............................................................     28
      5.5   SEC Filings, Financial Statements..................................     28
      5.6   Shares.............................................................     28

ARTICLE 6.     PRE-CLOSING COVENANTS...........................................     29

      6.1   Seller's Conduct of the Business Prior to Closing..................     29
      6.2   Restrictions on Seller's Conduct of the Business Prior to Closing..     29
      6.3   No Solicitation....................................................     31
      6.4   Certain Notifications..............................................     32
      6.5   Updating the Disclosure Schedules..................................     32
      6.6   Access to Information..............................................     33
      6.7   Best Efforts.......................................................     33
      6.8   Consents...........................................................     33
      6.9   Indemnity..........................................................     33

ARTICLE 7.     POST CLOSING COVENANTS..........................................     34

      7.1   Seller Intellectual Property.......................................     34
      7.2   Cooperation........................................................     34
      7.3   Change of Corporate Name...........................................     35
      7.4   Records and Documents..............................................     35
      7.5   Collection of Receivables..........................................     35
      7.6   Noncompetition Agreement...........................................     36
      7.7   Nondisclosure......................................................     37
      7.8   Listing of Shares..................................................     38

ARTICLE 8.     EMPLOYEES.......................................................     38

      8.1   Transferred Employees..............................................     38
      8.2   Employee Benefit Arrangements......................................     38
      8.3   Post-Closing Employee Benefits.....................................     38
      8.4   Compliance with Legal Requirements and Other Obligations...........     39
      8.5   No Benefit to Seller Employees Intended............................     39

ARTICLE 9.     CONDITIONS TO CLOSING...........................................     40

                                       ii
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                                TABLE OF CONTENTS
                                  (Continued)
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      9.1   Conditions to Purchaser's Obligation to Close...................    40
      9.2   Conditions to Seller's Obligation to Close......................    41
      9.3   Conditions to Obligations of Each Party to Close................    41

ARTICLE 10.    TERMINATION..................................................    42

      10.1  Circumstances for Termination...................................    42
      10.2  Effect of Termination...........................................    42
      10.3  Fees for Termination............................................    42

ARTICLE 11.    INDEMNIFICATION..............................................    43

      11.1  Survival of Representations and Warranties......................    43
      11.2  Indemnification by Seller.......................................    43
      11.3  Indemnification by Purchaser....................................    43
      11.4  Procedures for Indemnification..................................    43
      11.5  Limitations on Indemnification..................................    45
      11.6  Sole Remedy.....................................................    46
      11.7  Set Off.........................................................    46

ARTICLE 12.    MISCELLANEOUS PROVISIONS.....................................    46

      12.1  Expenses........................................................    46
      12.2  Further Assurances..............................................    46
      12.3  Amendments and Waivers..........................................    46
      12.4  Notices.........................................................    46
      12.5  Governing Law...................................................    47
      12.6  Dispute Resolution..............................................    47
      12.7  Exhibits and Schedules..........................................    48
      12.8  Assignments Prohibited; Successors and Assigns..................    48
      12.9  No Third-Party Beneficiaries....................................    48
      12.10 Counterparts....................................................    48
      12.11 Entire Agreement................................................    48
      12.12 Interpretation..................................................    48
      12.13 Number of Days..................................................    49
      12.14 Construction....................................................    49
      12.15 Provisional Relief; Specific Performance........................    49
      12.16 Recovery of Fees by Prevailing Party............................    49
      12.17 Disclosure Letter...............................................    50
      12.18 Time of the Essence.............................................    50
      12.19 Confidentiality; Publicity......................................    50
      12.20 Cumulative Remedies.............................................    50
      12.21 Liquidated Damages..............................................    50
      12.22 Corporate Securities Law........................................    51
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                                      iii
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                       EXHIBITS, SCHEDULES AND APPENDICES

Exhibits

Exhibit A               Certain Definitions
Exhibit 2.1(a)(ii)      Promissory Note
Exhibit 2.1(a)(iv)      Warrant
Exhibit 3.2(a)          General Assignment and Bill of Sale
Exhibit 3.2(b)          Assignment and Assumption
Exhibit 3.2(e)          Lock-Up Agreement
Exhibit 3.2(f)          Employment Agreements
Exhibit 3.4             Registration Rights Agreement
Exhibit 6.9             Indemnification Agreements
Exhibit 7.1             Acknowledgments of License
Exhibit 9.1(d)          Estoppel Letters
Exhibit 9.1(e)          Opinion of Seller's Counsel
Exhibit 9.2(e)          Opinion of Purchaser's Counsel

Schedules

Schedule 1.1(a)         Receivables
Schedule 1.1(b)         Inventory
Schedule 1.1(c)         Machinery and Equipment
Schedule 1.1(d)         Owned and Leased Vehicles
Schedule 1.1(e)         Personal Property
Schedule 1.1(f)         Leased Real Property
Schedule 1.1(g)         Personal Property Leases
Schedule 1.1(h)         Intellectual Property
Schedule 1.1(i)         Deposits and Advances
Schedule 1.1(j)         Rebates and Credits
Schedule 1.1(k)         Seller Contracts
Schedule 1.1(l)         Governmental Approvals
Schedule 1.1(m)         Claims
Schedule 1.2(e)         Excluded Personal Property
Schedule 1.3            Assumed Liabilities
Schedule 4              Seller Disclosure Schedule
Schedule 5              Purchaser Disclosure Schedule
Schedule 8.1            Transferred Employees
Schedule 8.3(b)         Restricted Stock and Option Issuances

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this sixth day of June, 2006, by and between MTI Technology Corporation, a Delaware corporation (the "Purchaser"), and Collective Technologies, LLC, a Delaware limited liability company (the "Seller"). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

                                    RECITALS

      WHEREAS, Seller is engaged in IT infrastructure services, including architectural consulting, system implementation and staff augmentation (the "Business"); and

      WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser substantially all of the assets, properties, rights and claims of, or related to, the Business on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

ARTICLE 1. THE TRANSACTION

      1.1 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign, grant and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in, to and under the assets, properties, goodwill and rights of Seller of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of Seller (other than the Excluded Assets) (collectively, the "Purchased Assets"), including the following:

            (a) Receivables. Other than amounts owed under the Accenture Agreements (as defined below), all accounts and notes receivable, negotiable instruments and chattel papers (the "Receivables"), including the Receivables listed on Schedule 1.1(a);

            (b) Inventory. All inventory of Seller products and its components, wherever located and whether held by Seller or third parties, including all raw materials, work in process, samples, packaging, supplies, service parts, purchased parts and goods and the finished goods listed on Schedule 1.1(b) (collectively, the "Inventory") and any and all rights to market and sell all such Inventory;

            (c) Machinery and Equipment. All tools, dies, jigs, molds, patterns, machinery and equipment (including manufacturing assembly and test equipment), wherever located and whether held by Seller or third parties (the "Machinery and Equipment"), including the Machinery and Equipment listed on Schedule 1.1(c);

            (d) Owned and Leased Vehicles. All vehicles owned by Seller and all rights in, to and under vehicle leases to which Seller is a party (collectively, the "Owned and Leased Vehicles"), including the Owned and Leased Vehicles listed on Schedule 1.1(d);

            (e) Personal Property. All personal property, office furnishings and furniture, display racks, shelves, decorations, supplies and other tangible personal property (the "Personal Property"), including the Personal Property listed on Schedule 1.1(e);

            (f) Leased Real Property. All rights in, to and under the real estate leases listed on Schedule 1.1(f) (the "Real Property Leases"), together with all of Seller's right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (the "Leased Real Property");

            (g) Personal Property Leases. All rights in, to and under leases of personal property to which Seller is a party (the "Personal Property Leases"), including the Personal Property Leases listed on Schedule 1.1(g);

            (h) Intellectual Property. All Seller Intellectual Property, including the Seller Intellectual Property listed on Schedule 1.1(h);

            (i) Deposits and Advances. All performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges (the "Deposits and Advances"), including the Deposits and Advances listed on Schedule 1.1(i);

            (j) Rebates and Credits. All rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof (the "Rebates and Credits"), including those Rebates and Credits listed on Schedule 1.1(j);

            (k) Seller Contracts. Other than the Accenture Agreements, all rights in, to and under any and all Contracts to which Seller is a party or may be bound or receive benefits or receive and/or grant rights in and/or to the Seller Intellectual Property or by which the Purchased Assets or Assumed Liabilities may be affected (collectively, "Seller Contracts"), including those listed on Schedule 1.1(k); provided, that, for the avoidance of doubt, Seller Contracts shall not include any Contracts solely between or among Edward Ateyeh, Jr., Wade Saadi and Edgar Saadi if Seller is not a party to such Contracts and could not be bound or receive benefits thereunder, and if the Purchased Assets or Assumed Liabilities could not be affected thereby and shall not include the Agreement Among Shareholders dated on or about the date hereof among Seller, Pencom Systems Incorporated, Edward Ateyeh, Jr., Wade Saadi and Edgar Saadi;

            (l) Governmental Approvals. All Governmental Approvals (and pending applications therefor), including the Governmental Approvals listed on Schedule 1.1(l);

            (m) Claims. All claims, choses-in-action, rights in action, rights to tender claims or demands to Seller's insurance companies, rights to any insurance proceeds, and other similar claims (the "Seller Claims"), including the Seller Claims listed on Schedule 1.1(m);

            (n) Books and Records. All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents, records and documentation thereof related to any of the Purchased Assets or the Assumed Liabilities, or used in the conduct of the Business, on whatever medium (the "Books and Records"); and

            (o) Other Assets. All other assets, properties, rights and claims related to the operations or conduct of the Business or which arise in or from the conduct thereof.

      1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1, the following assets of Seller (the "Excluded Assets") shall not be included in the Purchased Assets:

            (a) Cash. Cash, cash equivalents and marketable securities;

            (b) Certain Debt. Any intercompany or intracompany receivable cash balances owed to Seller by any of its Affiliates;

            (c) Entity Documents. Seals, certificates of organization, minute books, member transfer records, or other similar records related to the organization of Seller;

            (d) Employee Benefit Contracts. Seller Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;

            (e) Certain Other Property. The assets listed on Schedule 1.2(e);

            (f) Accenture Agreements. Any rights or obligations under Seller's License Agreement (including the acknowledgement thereof) with Morgan Stanley & Co. Incorporated, dated July 16, 2004, and Seller's Asset Purchase Agreement with Accenture, dated June 21, 2004, including the incorporated License Agreement between Accenture and Seller (including the acknowledgement thereof and any other documents or contracts executed and delivered by Seller in connection therewith (collectively, the "Accenture Agreements"), true and correct copies of which have been provided to Purchaser, including without limitation, any amounts payable to Seller thereunder;

            (g) Insurance Policies. All insurance policies (except to the extent specified in Section 1.1(m)) and all refunds for unearned premiums;

            (h) Records. All personnel, financial, tax, and accounting records and other records that Seller is required by law to retain in its possession;

            (i) Deposits. Any Deposits and Advances, Rebates and Credits or Seller Claims related to any Excluded Liability; and

            (j) Rights Under Certain Agreements. All rights under a Transaction Agreement.

      1.3 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Purchaser shall assume only the Assumed Liabilities. Thereafter, Purchaser shall pay and discharge all such Assumed Liabilities as and when such Assumed Liabilities become due and owing. For the purposes of this Agreement, the "Assumed Liabilities" shall mean only the following Liabilities of Seller:

            (a) Any Liability arising at or after the Closing under the Seller Contracts;

            (b) Any Liability reflected on the Interim Balance Sheet or incurred after the Interim Balance Sheet Date in the ordinary course of business, to the extent it remains as a Liability of the Business at the Closing and is reflected on the Audited Closing Balance Sheet;

            (c) Any Liability for accrued but unused vacation time of Transferred Employees reflected on the Audited Closing Balance Sheet ("Vacation Accrual");

            (d) One-half of any Transfer Taxes; and

            (e) The Liabilities of Seller specifically listed on Schedule 1.3.

      1.4 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume and shall not be liable or responsible for any Liability of Seller or any Affiliate of Seller (collectively, the "Excluded Liabilities"). Without limiting the foregoing, Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims any of the following Liabilities of Seller or its Affiliates:

            (a) Any Liability attributable to any assets, properties or Contracts that are not included in the Purchased Assets, including the Accenture Agreements, except Liabilities attributable to Non-Assignable Assets, for which Seller and Purchaser have reached a mutually acceptable arrangement pursuant to
Section 1.5(b);

            (b) Any Liability for breaches of any Seller Contract prior to the Closing or any Liability for payments or amounts due under any Seller Contract prior to the Closing;

            (c) Any Liability for Taxes attributable to or imposed upon Seller or its Affiliates, or attributable to or imposed upon the Purchased Assets for the Pre-Closing Period, including one-half of any Transfer Taxes;

            (d) Any Liability arising from accidents, occurrences, misconduct, negligence, breach of fiduciary duty or statements made or omitted to be made (including libelous or defamatory statements) prior to the Closing, whether or not covered by workers' compensation or other forms of insurance;

            (e) Any Liability arising as a result of any legal or equitable action or judicial or administrative Proceeding initiated at any time, to the extent related to any action or omission prior to the Closing relating to (i) infringement or misappropriation of any Intellectual Property Rights or any other rights of any Person (including any right of privacy or publicity); (ii) breach of product warranties; (iii) injury, death, property damage or other losses arising with respect to or caused by Seller Products or the manufacturer or design thereof; or (iv) violations of any Legal Requirements (including federal and state securities laws);

            (f) Other than any portion thereof specifically included in the Assumed Liabilities under Section 1.3(b), any Liability arising out of any Seller Benefit Plans or any contract of insurance for employee group medical, dental or life insurance plans;

            (g) Other than the Vacation Accrual and any portion of any Liability for making payments to employees specifically included in the Assumed Liabilities under Section 1.3(b), any Liability for making payments of any kind to employees (including as a result of the Transaction, the termination of an employee by Seller, or other claims arising out of the terms of employment with Seller) of Seller or with respect to payroll taxes relating to employees of Seller;

            (h) Any Liability incurred in connection with the making or performance of this Agreement and the Transaction not reflected on the Audited Closing Balance Sheet;

            (i) Any Liability not reflected on the Audited Closing Balance Sheet for expenses and fees incurred by Seller incidental to the preparation of the Transaction Agreements, preparation or delivery of materials or information requested by Purchaser, and the consummation of the Transaction, including all broker, counsel and accounting fees;

            (j) Any Liability for the violation of any Legal Requirement applicable to Seller, the Purchased Assets or the Assumed Liabilities prior to the Closing;

            (k) Other than any portion thereof specifically included in the Assumed Liabilities under Section 1.3(b), any Liability to any stockholders, members, or other equity holders;

            (l) Any Liability to holders of options to purchase securities of, or interests in, Seller or any of its Affiliates; and

            (m) Any costs or expenses incurred in connection with shutting down, deinstalling or removing equipment not purchased by Purchaser and any costs or expenses associated with any Seller Contracts not assumed by Purchaser hereunder.

      1.5 NON-ASSIGNABLE ASSETS.

            (a) Notwithstanding the foregoing, if any of the Seller Contracts or other Purchased Assets are not assignable or transferable (each, a "Non-Assignable Asset") without the consent of, or waiver by, a third party (each, an "Assignment Consent"), either as a result of the provisions thereof or applicable Legal Requirements, and any of such Assignment Consents are not obtained by Seller prior to the Closing, Seller shall continue its efforts to obtain the Assignment Consents after Closing, and, in either case, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets, and Purchaser shall not assume Seller's rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets). Without limiting Seller's obligations under Section 6.8, Seller shall use its Best Efforts to obtain all such Assignment Consents as soon as reasonably practicable after the Closing and thereafter assign to Purchaser such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement. This Section 1.5(a) shall at all times remain subject to Article 9.

            (b) After the Closing, Seller shall cooperate with Purchaser in any commercially reasonable arrangement designed to provide Purchaser with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained, including by granting subleases and establishing arrangements whereby Purchaser shall undertake the work necessary to perform and meet the obligations under Seller Contracts; provided, that Seller shall not be required to incur any material Liability, cost or expense in connection therewith.

ARTICLE 2. CONSIDERATION FOR TRANSFER

      2.1 PURCHASE PRICE.

            (a) Subject to Section 2.2, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets by Seller to Purchaser, Purchaser shall deliver to Seller at the Closing an executed Assignment and Assumption and consideration (together with any amounts payable under Section 2.2, the "Purchase Price"), payable in the following manner:

                  (i) A wire transfer of immediately available U.S. funds in an aggregate amount of Six Million Dollars ($6,000,000) (the "Cash Amount");

                  (ii) A promissory note in the form of Exhibit 2.1(a)(ii) (the "Note") in the amount of Two Million Dollars ($2,000,000);

                  (iii) A certificate for two million two hundred seventy-two thousand seven hundred twenty-seven (2,272,727) shares (collectively, the "Shares") of Purchaser's common stock; and

                  (iv) A warrant ("Warrant") to purchase one million (1,000,000) shares of Purchaser's common stock at an exercise price of $1.32 per share in the form set forth as Exhibit 2.1(a)(iv).

            (b) At Closing Purchaser shall discharge liabilities of Seller to Pencom Systems, Incorporated included in the Assumed Liabilities ("Affiliate Liabilities") in an amount equal to the least of (i) amounts outstanding five
(5) Business Days prior to Closing under that certain Account Purchase Agreement (the "Wells Fargo Agreement"), dated November 22, 2004, between Wells Fargo Business Credit, Inc. and Seller, (ii) One Million Five Hundred Thousand Dollars ($1,500,000), or (iii) the aggregate amount outstanding under such Affiliate Liabilities less Five Hundred Thousand Dollars ($500,000). Purchaser shall discharge any remaining liabilities of Seller to Pencom Systems, Incorporated included in the Assumed Liabilities within five (5) Business Days of the Final Resolution Date, subject to set off by an amount equal to the Net Asset Adjustment, if applicable under Section 2.2(d). All liabilities of Seller to Pencom Systems, Incorporated included in the Assumed Liabilities, including any amounts discharged pursuant hereto, shall be fully reflected on the Preliminary Closing Balance Sheet and the Audited Closing Balance Sheet, and shall be subject to and included in the Net Asset Adjustment described below. Pencom Systems, Incorporated agrees to the provisions of this Section 2.1(b), including the set off described in the preceding sentences.

      2.2 PURCHASE PRICE ADJUSTMENTS.

            (a) Seller shall deliver to Purchaser at least three (3) days prior to the expected Closing Date an estimate of the Net Assets of Seller as of the Closing Date, calculated in accordance with GAAP and consistent with the accounting methods and practices used on the Interim Balance Sheet (the "Preliminary Closing Balance Sheet"). The Purchase Price shall be increased, dollar for dollar, by the amount by which the Net Assets are greater than One Million Dollars ($1,000,000) and shall be decreased, dollar for dollar, by the amount by which the Net Assets are less than such amount. The "Net Assets" of the Business shall be the excess of (i) the book value of the Purchased Assets over (ii) the book value of the Assumed Liabilities, except that no reserve for doubtful accounts shall be included in such determination.

            (b) As promptly as practicable, but in no event later than one hundred fifty (150) days following the Closing Date, Purchaser shall cause the following to be prepared and delivered to Seller (collectively, the "Audited Closing Balance Sheet"): (i) an audited balance sheet of the Business as of the Closing Date which reflects the book value of the Purchased Assets and the Assumed Liabilities, together with an audit report thereon by an independent accounting firm hired by Purchaser ("Purchaser's Accountant"), prepared in accordance with GAAP on a basis consistent with the accounting methods and practices used on the Interim Balance Sheet; and (ii) a statement based on such Audited Closing Balance Sheet which sets forth in detail a calculation of the Net Assets of the Business on the Closing Date. Purchaser shall, and shall cause the Purchaser's Accountant to, provide Seller and Seller's accountant ("Seller's Accountant") any and all work papers used in the preparation of the Audited Closing Balance Sheet. Purchaser shall permit Seller to render all reasonable assistance in connection with the preparation and audit of the Audited Closing Balance Sheet. Except as set forth below, the Audited Closing Balance Sheet and the accompanying Net Asset calculation shall be deemed to be and shall be final, binding and conclusive on the parties upon the earlier of (the "Final Resolution Date"): (A) Seller's delivery of a written notice to Purchaser of its approval of the Audited Closing Balance Sheet; (B) the failure of Seller to notify Purchaser in writing of a dispute with the Audited Closing Balance Sheet within thirty (30) days of the delivery of such documents to Seller ; (C) the resolution of all disputes, pursuant to Section 2.2(c), by Purchaser's Accountant and Seller's Accountant; and (D) the resolution of all disputes, pursuant to Section 2.2(c), by the Independent Accounting Firm.

            (c) Seller may dispute any amounts reflected on the Audited Closing Balance Sheet by delivery of a written notice to Purchaser (the "Audited Closing Balance Sheet Dispute Notice"). If Seller delivers an Audited Closing Balance Sheet Dispute Notice to Purchaser, Purchaser's Accountant and Seller's Accountant shall attempt to reconcile the parties' differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Purchaser's Accountant and Seller's Accountant are unable to reach a resolution within thirty (30) days after the delivery of the Audited Closing Balance Sheet Dispute Notice, Purchaser's Accountant and Seller's Accountant shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Purchaser and Seller (the "Independent Accounting Firm"). The parties shall cause the Independent Accounting Firm to submit a report to Purchaser and Seller with a determination regarding the remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive on Purchaser and Seller. The fees, costs and expenses of the Independent Accounting Firm shall be paid by Purchaser and Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items.

            (d) The Purchase Price shall be increased or decreased on a dollar-for-dollar basis by the amount by which the actual Net Assets of the Business determined in accordance with Sections 2.2(b) and 2.2(c) is greater or less than the amount of the estimated Net Assets of the Business determined in accordance with Section 2.2(a). Any such adjustment to the Purchase Price shall be referred to as a "Net Asset Adjustment." If the Purchase Price increases as a result of the Net Asset Adjustment, Purchaser shall pay any additional amount due to Seller by wire transfer of immediately available funds within five (5) Business Days of the Final Resolution Date. If the Purchase Price declines as a result of the Net Asset Adjustment, Purchaser, at Purchaser's sole option, may:
(i) deduct the amount by which the Purchase Price declines from the amount owed under the Note; (ii) request within five (5) Business Days of the Final Resolution Date that Seller, and upon such request Seller shall, return the amount by which the Purchase Price declines to Purchaser by wire transfer of immediately available funds within five (5) Business Days of such request or
(iii) deduct the amount by which the Purchase Price declines from the amount, if any, owed to Pencom Systems Incorporated under Section 2.1(b). The party required to make a payment under this Section 2.2 shall also pay interest on such amount required to be paid from and including the Closing Date but excluding the date of payment thereof at the prime rate published by The Wall Street Journal, as that rate may vary from time to time, or if no longer published, a comparable rate.

            (e) The Purchase Price shall be increased by an amount equal to the Dollar value set forth next to the name of any person or persons on Schedule 8.3(b) who has exercised any option to acquire equity securities of Seller on or after the date of this Agreement and will, therefore, not receive any grant of restricted stock or options under Section 8.3(b). Such amount shall be set off against any Net Asset Adjustment and paid concurrent with the payment thereof as set forth in Section 2.2(d) above.

      2.3 ALLOCATION OF PURCHASE PRICE. As soon as practicable after the applicable party has received cash or credit for the Net Asset Adjustment pursuant to Section 2.2, Purchaser shall provide to Seller Purchaser's allocation of the Purchase Price, as adjusted pursuant to Section 2.2, among the various classes of Purchased Assets (as such classes are defined for the purposes of Section 1060 of the Code), which shall be subject to Seller's approval which shall not be unreasonably withheld. All allocations made pursuant to this Section 2.3 shall be made in accordance with the requirements of Section 1060 of the Code. None of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any judicial Proceeding that is in any manner inconsistent with such allocation by Purchaser without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority, in which case, notice shall be given to each party hereto of such determination and the applicable position taken therein. Seller shall promptly advise Purchaser of the existence of any tax audit, controversy or litigation related to any allocation hereunder.

      2.4 TRANSFER TAXES; PRORATIONS.

            (a) Notwithstanding any Legal Requirements to the contrary, each of Seller and Purchaser shall be responsible for and shall pay one-half of any Transfer Taxes when due. Purchaser shall file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, however, that, if required by any Legal Requirement, Seller will join in the execution of any such tax returns and other documentation. Each of Seller and Purchaser shall provide copies of any filings with respect to Transfer Taxes to the other.

            (b) Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Pre-Closing Period. Purchaser shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Post-Closing Period.

            (c) All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets or the Business for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Purchaser and Seller based on the number of days included in such period through the Closing Date and the number of days included in such period from and after the Closing Date, and the Purchase Price shall be adjusted to reflect such apportionment.

            (d) On or before the Closing Date, Seller shall furnish to Purchaser Tax clearance certificates, under California Revenue and Taxation Code Section 6812 and California Unemployment Insurance Code Section 1732 or otherwise as applicable, releasing Purchaser from liability with respect to any sales or use Tax or employment Tax liability of Seller.

ARTICLE 3. CLOSING AND CLOSING DELIVERIES

      3.1 CLOSING; TIME AND PLACE. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall occur at the offices of Morrison & Foerster LLP, 19900 MacArthur Blvd., Irvine, CA 92612, at 10:00 A.M. on the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article 9 or at such other date, time or place as the parties may agree upon in writing (the "Closing Date").

      3.2 DELIVERIES BY SELLER. At the Closing, Seller shall (i) take all steps necessary to place Purchaser in actual possession and operating control of the Business and the Purchased Assets and (ii) deliver the following items, duly executed by Seller as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser's counsel:

            (a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit 3.2(a) (the "General Assignment and Bill of Sale");

            (b) Assignment and Assumption Agreement. Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit 3.2(b) (the "Assignment and Assumption");

            (c) Intellectual Property Assignment. Any and all documents necessary to properly record the assignment to Purchaser of all of Seller's right, title and interest in and to the Seller Intellectual Property, including trademarks, patents and copyrights, in a form mutually satisfactory to Seller and Purchaser;

            (d) Other Conveyance Instruments. Such other specific instruments of sale, transfer, conveyance and assignment as Purchaser may request;

            (e) Lock-Up Agreements. Seller, Pencom Systems, Incorporated, and each of their shareholders or members shall have executed and delivered a Lock-Up Agreement substantially in the form attached hereto as Exhibit 3.2(e) ("Lock-Up Agreement");

            (f) Employment Agreements. Employment Agreements, substantially in the form attached hereto as Exhibit 3.2(f) ("Employment Agreements") shall be executed and delivered by each of Edward Ateyeh, Jr. and William Kerley;

            (g) Assignments of Leases. Assignments of all Real Property Leases and Personal Property Leases;

            (h) Owned and Leased Vehicles. Vehicle titles and assignments sufficient to transfer title to the Owned and Leased Vehicles;

            (i) Certificate of Organization. Form of Certificate of Amendment to Seller's Charter documents, sufficient to change Seller's legal name to one dissimilar to Collective Technologies consistent with Section 7.3;

            (j) Seller Contracts. Originals of all Seller Contracts;

            (k) Payoff and Release Letters. Payoff and release letters agreeing to release liens against the Business or any of the Purchased Assets in form and substance reasonably satisfactory to Purchaser;

            (l) Books and Records. The Books and Records;

            (m) Certificate of Representations and Warranties and Member Approval. A certificate executed on behalf of Seller by its President, certifying the matters in Section 9.1(a); and

            (n) Certificate of Good Standing. A certificate from the Secretary of State of Delaware, as of a date no earlier than three (3) Business Days prior to the Closing Date, as to Seller's good standing and payment of all applicable taxes.

      3.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver the following items, duly executed by Purchaser as applicable, all of which shall be in a form and substance reasonably acceptable to Seller and Seller's counsel:

            (a) Wire Transfer. A wire transfer to Silicon Valley Bank for credit to Seller's account (which account shall be specified in writing by Seller at least two (2) Business Days prior to the Closing), in the Cash Amount; and

            (b) Shares. Certificate(s) representing the Shares, in the name of Seller delivered to Seller;

            (c) Note. The Note executed by Purchaser;

            (d) Warrant. The Warrant executed by Purchaser;

            (e) Certificate of Representations and Warranties. A certificate executed on behalf of Purchaser by its Chief Executive Officer, certifying the matters in Section 9.2(a); and

            (f) Employment Agreements. The Employment Agreements executed by Purchaser.

      3.4 DELIVERY BY PURCHASER AND SELLER. At the Closing, Purchaser and Seller shall deliver the following items, duly executed by the appropriate parties, all of which shall be in a form and substance reasonably acceptable to the non-delivering party and its counsel:

            (a) Acknowledgements of License. The Acknowledgements of License;

            (b) Registration Rights Agreement. A Registration Rights Agreement, substantially in the form of Exhibit 3.4 (the "Registration Rights Agreement").

            (c) Assignment and Assumption Agreement. The Assignment and Assumption Agreement; and

            (d) Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, including such certificates, instruments and documents to be executed or delivered by Seller pursuant to this
Article 3.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as specifically set forth on Schedule 4 (the "Seller Disclosure Schedule") attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4), Seller hereby represents and warrants to Purchaser as follows:

      4.1 ORGANIZATION, GOOD STANDING, QUALIFICATION. The Seller Disclosure Schedule sets forth Seller's jurisdiction of organization and each state or other jurisdiction in which Seller is qualified to do business. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Seller; and (c) has full corporate power and authority required to own, lease and operate its assets and to carry on its business (including the Business) as now being conducted.

      4.2 CHARTER DOCUMENTS; BOOKS AND RECORDS.

            (a) Seller has delivered to Purchaser accurate, correct and complete copies of (i) the charter and organizational documents of Seller, including all amendments thereto, as presently in effect; and all books of account and other financial records of Seller.

            (b) The books of account and other financial records of Seller are accurate and complete and have been maintained in accordance with sound business practices.

            (c) Seller is not in violation of any of the provisions of its charter documents, and to the Knowledge of Seller, no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

      4.3 CAPITALIZATION. Seller has provided Purchaser with a true and accurate list of each holder of interests in Seller and Pencom Systems, Incorporated and their respective state of residence. No other interests are issued or outstanding.

      4.4 AUTHORITY; BINDING NATURE OF AGREEMENTS. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors' rights generally and by general principles of equity.

      4.5 NO CONFLICTS; REQUIRED CONSENTS. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller do not and will not (with or without notice or lapse of time):

            (a) conflict with, violate or result in any breach of (i) any of the provisions of Seller's charter and organization documents; (ii) any of the terms or requirements of any Governmental Approval held by Seller or any of its employees or that otherwise relates to the Business or any of the Purchased Assets or Assumed Liabilities; or (iii) any provision of any Seller Contract;

            (b) give any Governmental Authority or other Person the right to (i) validly challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Purchased Assets or Assumed Liabilities, is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Seller Contract; or (iv) revoke, suspend or modify any Governmental Approval;

            (c) cause Seller to become subject to, or to become liable for the payment of, any Tax other than Taxes included in Excluded Liabilities and Transfer Taxes;

            (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or

            (e) require Seller to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

      4.6 SUBSIDIARIES. Seller does not own any shares of capital stock or other securities of, or control, directly or indirectly, any other Entity.

      4.7 FINANCIAL STATEMENTS.

            (a) Seller has previously delivered to Purchaser the following financial statements (collectively, the "Financial Statements"): (i) the unaudited balance sheets, and the related unaudited statements of operations and cash flows of the Business as of and for the fiscal years ended December 31, 2003, 2004, and 2005, together with the notes thereto; and (ii) the unaudited balance sheets (the "Interim Balance Sheet"), and the related unaudited statements of operations and cash flows of Seller as of and for the three (3) months ended March 31, 2006 (the "Interim Balance Sheet Date").

            (b) All of the Financial Statements (i) are consistent with the Books and Records of Seller; (ii) present fairly and in all material respects the financial condition of Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the periods covered thereby; and (iii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered; provided, however, that the Interim Balance Sheet is subject to year-end adjustments consistent with past practice (which will not be material individually or in the aggregate) and does not contain all of the footnotes required by GAAP. All reserves established by Seller and set forth in the Interim Balance Sheet other than reserves for accounts receivable are adequate for the purposes for which they were established.

            (c) The Seller Disclosure Schedule sets forth an accurate, correct and complete breakdown and aging of each of Seller's accounts payable (including to all of its suppliers) as of March 31, 2006;

      4.8 ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no Liabilities other than (a) those set forth in the Interim Balance Sheet; (b) those incurred in the ordinary course of business and not required to be set forth in the Interim Balance Sheet under GAAP; (c) those incurred in the ordinary course of business since the date of the Interim Balance Sheet; and (d) those incurred in connection with the execution of any of the Transaction Agreements.

      4.9 ABSENCE OF CHANGES. Since the Interim Balance Sheet Date, (a) Seller has conducted the Business in the ordinary course of business; (b) no event or circumstance has occurred that could reasonably have a Material Adverse Effect on Seller; and (c) Seller has not taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 6.1 or 6.2 if such action or omission were taken between the date of this Agreement and the Closing Date.

      4.10 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Financial Statements, no Affiliate (a) is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any Affiliate other than with respect to any of Seller's obligations to pay accrued salaries, reimbursable expenses or other standard employee benefits; (b) has any direct or indirect interest in any asset (including the Purchased Assets), property or other right used in the conduct of or otherwise related to the Business; (c) has any claim or right against Seller, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against Seller; (d) is a party to any Seller Contract or has had any direct or indirect interest in, any Seller Contract, transaction or business dealing of any nature involving Seller; or (e) received from or furnished to Seller any goods or services (with or without consideration) since the Interim Balance Sheet Date.

      4.11 ACCOUNT RECEIVABLES. Schedule 1.1(a) sets forth an accurate and complete list of all Receivables existing as of March 31, 2006. Each Receivable is (a) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances other than Permitted Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (b) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (c) fully collectible and will be collected within one hundred twenty (120) days after the Closing Date, subject to trade discounts provided in the ordinary course of business and any allowance for doubtful accounts contained in the Interim Balance Sheet.

      4.12 INVENTORY. All of the items in Seller's Inventory are (a) valued on the Financial Statements at the lower of cost and market value, on a first-in, first-out basis in accordance with GAAP; (b) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business; (c) free of defects and damage; and (d) in quantities adequate and not excessive in relation to the circumstances of Seller's Business and in accordance with Seller's past inventory stocking practices. All of the items in Seller's Inventory meet Seller's current standards and specifications.

      4.13 MATERIAL CONTRACTS.

            (a) Schedule 1.1(k) sets forth an accurate, correct and complete list of all unperformed or continuing Seller Contracts to which any of the descriptions set forth below may apply (the "Material Contracts"):

                  (i) Personal Property Leases, Contracts affecting any Seller Intellectual Property or Seller's Information Systems or Software, Contracts with Contractors, Seller Benefit Plans and Governmental Approvals;

                  (ii) Any Contract for capital expenditures or for the purchase of goods or services in excess of $20,000, except those fully performed or those incurred in the ordinary course of business and to be performed in three (3) months or less;

                  (iii) Any Contract obligating Seller to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

                  (iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $20,000 (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;

                  (v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

                  (vi) Any advertising Contract not terminable without payment or penalty on thirty (30) days (or less) notice;

                  (vii) Any Contract affecting any right, title or interest in or to Real Property;

                  (viii) Any Contract with any Governmental Authority;

                  (ix) Any Contract relating to any license or royalty arrangement;

                  (x) The charter, bylaws and other organizational or constitutive documents of Seller and any Contract among members of Seller;

                  (xi) Any Contract for the purchase or sale of any assets other than in the ordinary course of business or for the option or preferential rights to purchase or sell any assets;

                  (xii) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;

                  (xii) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area;

                  (xiv) Any Contract related to the acquisition of a business or the equity of any other Entity;

                  (xv) Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $50,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, an Affiliate and Seller;

                  (xvi) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by Seller of an aggregate amount or value in excess of $50,000, on an annual basis, or that otherwise is material to the Business; and

                  (xvii) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xvi) above.

For the avoidance of doubt, Material Contracts shall not include any Contracts solely between or among Edward Ateyeh, Jr., Wade Saadi and Edgar Saadi if Seller is not a party to such Contracts or Seller could not be bound or receive benefits thereunder, and if the Purchased Assets or Assumed Liabilities could not be affected thereby, and shall not include the Agreement among Shareholders dated on or about the date hereof among Seller, Pencom Systems Incorporated, Edward Ateyeh, Jr., Wade Saadi and Edgar Saadi.

            (b) Seller has delivered to Purchaser accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof. All nonmaterial Contracts of Seller do not, in the aggregate, represent a material portion of the Liabilities of Seller.

            (c) Each Seller Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms except where the failure to be valid and in full force and effect would not have a Material Adverse Effect.

            (d) Seller is not in default, and no party has notified Seller that it is in default, under any Seller Contract, except for such defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that could reasonably (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Seller Contract; (b) give any Person the right to declare a default or exercise any remedy under any Seller Contract; (c) give any Person the right to accelerate the maturity or performance of any Seller Contract or to cancel, terminate or modify any Seller Contract; or (d) otherwise have a Material Adverse Effect on Seller in connection with any Seller Contract. Seller has not waived any of its material rights under any Seller Contract.

            (e) To the Knowledge of Seller, each Person against which Seller has or may acquire any rights under any material Seller Contract is solvent and able to satisfy such Person's material obligations and liabilities to Seller.

            (f) The performance of the Seller Contracts will not result in any violation of or failure by Seller to comply with any Legal Requirement except where the violation or failure to comply with such Legal Requirement would not have a Material Adverse Effect.

            (g) The Material Contracts constitute all of the Contracts reasonably necessary to enable Seller to conduct the Business in the manner in which such Business is currently being conducted.

      4.14 TITLE; SUFFICIENCY; CONDITION OF ASSETS.

            (a) Seller has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Purchased Assets. The Purchased Assets are free and clear of all Encumbrances of any kind or nature, except restrictions imposed in any Governmental Approval and Permitted Encumbrances. Upon Closing, Purchaser will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Purchased Assets.

            (b) To Seller's Knowledge, the Purchased Assets include all the assets reasonably necessary to permit Purchaser to conduct the Business after the Closing in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement in compliance with all Legal Requirements.

            (c) The tangible Purchased Assets taken as a whole are (i) in good operating condition and repair, ordinary wear and tear excepted; and (ii) suitable and adequate for continued use in the manner in which they are presently being used.

            (d) Seller does not own and has not owned any Real Property.

      4.15 REAL PROPERTY LEASES. Schedule 1.1(f) sets forth an accurate, correct and complete list of all Real Property Leases (including the street address of each Leased Real Property and the name of the lessor) and a list of Contracts affecting each Leased Real Property. Seller has been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such Lease. Seller has delivered to Purchaser accurate, correct and complete copies of each Real Property Lease. To Seller's Knowledge (without any duty to inquire of any third party), there are no Environmental Reports for the Real Property subject to the Real Property Leases. All Real Property Leases are in good standing and are valid and effective in accordance with their respective terms and there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

      4.16 INTELLECTUAL PROPERTY.

            (a) Schedule 1.1(h) lists all Seller Intellectual Property reasonably necessary to conduct the Business as currently conducted, specifying in each case whether such Seller Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller, including all Registered Intellectual Property Rights owned by, filed in the name of or applied for by Seller and used in the Business (the "Seller Registered Intellectual Property Rights").

            (b) Each item of Seller Intellectual Property is free and clear of any Encumbrances, except for Permitted Encumbrances and non-exclusive licenses granted to end-user customers in the ordinary course of business.

            (c) The Seller Intellectual Property constitutes all the Intellectual Property Rights used in or reasonably necessary to the conduct of the Business as it is currently conducted.

            (d) Seller has the right to use each item of Seller Intellectual Property in the manner currently used by Seller in the conduct of the Business, and upon Closing, each item of the Seller Intellectual Property will be owned by Purchaser or will be immediately available for use by Purchaser on terms and conditions substantially identical to those under which Seller presently uses such Seller Intellectual Property, without any affirmative act by Purchaser or any other Person. Such ownership and right to use are (and upon Closing, will be) free and clear of any Encumbrances, except for Permitted Encumbrances and non-exclusive licenses granted to end-user customers in the ordinary course of business.

            (e) Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is Seller Intellectual Property to any Person. Seller has no Knowledge of any facts, circumstances or information that reasonably would be expected to materially and adversely affect or impede the ability of Seller to use any Seller Intellectual Property in the conduct of the Business as it is currently conducted or, to the Knowledge of Seller, by Purchaser following the Closing. Seller has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.

            (f) All necessary registration, maintenance and renewal fees in connection with each item of Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property Rights. There are no actions that must be taken by Seller within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to Seller with the relevant governmental authority, including the United States Patent and Trademark Office (the "PTO"), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

            (g) Seller has taken commercially reasonable and customary actions to maintain and protect (i) Seller's Intellectual Property, and (ii) the secrecy, confidentiality, value and Seller's rights in the Confidential Information and Trade Secrets of Seller and those provided by any Person to Seller, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Seller to execute appropriate confidentiality and intellectual property assignment agreements. Seller has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Business, the Purchased Assets or the Assumed Liabilities, or obligations of confidentiality with respect to such.

            (h) To the Knowledge of Seller, the Business as it is currently conducted does not and will not, and will not when operated by Purchaser substantially in the same manner following the Closing: (i) infringe or misappropriate any Intellectual Property Rights of any Person; (ii) violate any right of any Person (including, without limitation, any right to privacy or publicity), (iii) defame any Person; or (iv) constitute unfair competition or trade practices under the laws of any jurisdiction. The Seller has not received any written notice or claim from any Person: (A) asserting any ownership interest in any Seller Intellectual Property; (B) of any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure by the Seller of any Intellectual Property Right, defamation of any Person, violation of any right of any Person (including, without limitation, any right to privacy or publicity), or violation of any unfair competition or trade practice law by the Seller or any aspect of the Business as currently conducted; or (C) suggesting or inviting the Seller to take a license or otherwise obtain the right to use any Intellectual Property Right in connection with the Business as currently conducted. To the Knowledge of the Seller, and no Person is violating, infringing or misappropriating any Seller Intellectual Property Right.

            (i) There are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Seller Intellectual Property, including any Seller Registered Intellectual Property Rights.

            (j) No Seller Intellectual Property or Seller Product is subject to any Proceeding or any outstanding decree, Order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of such Seller Intellectual Property.

            (k) Schedule 1.1(k) lists all Seller Contracts affecting any Intellectual Property Rights. Seller is not in material breach of, nor has Seller failed to perform in any material respect under, any such Seller Contracts and, to Seller's Knowledge, no other party to any such Seller Contracts, is in material breach thereof or has failed to perform in any material respect thereunder.

            (l) To the Knowledge of Seller, there is no Seller Contract affecting any Seller Intellectual Property under which there is any material dispute regarding the scope of such Seller Contract, or performance under such Seller Contract, including with respect to any payments to be made or received by Seller thereunder.

      4.17 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS.

            (a) Customers. All Seller Contracts with customers were entered into by or on behalf of Seller and were entered into in the ordinary course of business for usual quantities and at normal prices. The Seller Disclosure Schedule sets forth an accurate, correct and complete:

                  (i) list of the 25 largest customers of the Business, determined on the basis of sales revenues, for each of the fiscal years ended December 31, 2003, 2004 and 2005, and the three (3) month period ended March 31, 2006;

                  (ii) breakdown of the revenues received from each customer that accounted for more than $10,000 of the gross revenues of Seller, on an annualized basis, for each of the fiscal years ended December 31, 2003, 2004 and 2005, and the three (3) month period ended March 31, 2006; and

                  (iii) breakdown of all customer deposits of greater than $10,000 held by Seller as of the date of this Agreement.

            (b) Suppliers. All Seller Contracts with suppliers were entered into by or on behalf of Seller and were entered into in the ordinary course of business for usual quantities and at normal prices. The Seller Disclosure Schedule sets forth an accurate, correct and complete:

                  (i) list of the 25 largest suppliers of the Business, determined on the basis of costs of items purchased for each of the fiscal years ended December 31, 2003, 2004 and 2005 and the three (3) month period ended March 31, 2006;

                  (ii) breakdown of the amounts paid to each supplier that received more than $10,000 from Seller (on an annualized basis) for each of the fiscal years ended December 31, 2005, 2004, and 2005 and the three (3) month period ended March 31, 2006; and

                  (iii) list of all sole source suppliers of Seller.

            (c) Seller has not entered into any Contract under which Seller is restricted from selling, licensing or otherwise distributing any Seller products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

            (d) Seller has not received any notice or other communication, has not received any other information indicating, and otherwise has no Knowledge, that any current customer or supplier identified in the Seller Disclosure Schedule may cease dealing with Seller, may otherwise materially reduce the volume of business transacted by such Person with Seller or otherwise is materially dissatisfied with the service Seller provides such Person. Seller has no reason to believe that any such Person will cease to do business with Purchaser after, or as a result of, consummation of the Transaction, or that such Person is threatened with bankruptcy or insolvency. Seller has no Knowledge of any fact, condition or event which could reasonably, by itself or in the aggregate, adversely affect its relationship with any such Person. Since March 31, 2006, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.

            (e) Neither Seller nor any of its officers or employees has directly or indirectly given or agreed to give any rebate, gift or similar benefit to any customer, supplier, distributor, broker, governmental employee or other Person, who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) which could subject Seller (or Purchaser after consummation of the Transaction) to any damage or penalty in any civil, criminal or governmental litigation or Proceeding or which would have a Material Adverse Effect on Seller (or Purchaser after consummation of the Transaction).

      4.18 SELLER PRODUCTS, SERVICES AND WARRANTY. All services rendered by Seller have been in material conformity with all applicable contractual commitments and all expressed or implied warranties.

      4.19 EMPLOYEES AND CONSULTANTS.

            (a) Employees and Contracts. No employee of Seller has been granted the right to continued employment by Seller except as set forth in the standard offer letter provided to Purchaser or to any material compensation following termination of employment with Seller in excess of two (2) weeks' notice. Seller has no Knowledge that any officer, director, employee or consultant of Seller (collectively, the "Contractors") intends to terminate his or her employment or other engagement with Seller, nor does Seller have a present intention to terminate the employment or engagement of any Contractor.

            (b) Compensation. The Seller Disclosure Schedule sets forth an accurate, correct and complete list of all (i) employees of Seller, including each employee's name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (ii) individuals who are currently performing services for Seller related to the Business who are classified as "consultants" or "independent contractors." The Seller Disclosure Schedule sets forth all (i) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Transaction), any present or former Contractor since the Interim Balance Sheet Date; (ii) increases in any employee's wage or salary since the Interim Balance Sheet Date; or (iii) increases or changes in any other benefits or insurance provided to any employees since the Interim Balance Sheet Date. No employee of Seller is eligible for payments that would constitute "parachute payments" under Section 280G of the Code.

            (c) Disputes. There are no claims, disputes or controversies pending or, to the Knowledge of Seller, threatened involving any employee or group of employees. Seller has not suffered or sustained any work stoppage and no such work stoppage is threatened.

            (d) Compliance with Legal Requirements. Seller has complied in all material respects with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers' compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

            (e) WARN Act. Seller is in full compliance with the Worker Readjustment and Notification Act (the "WARN Act") (29 USC Section 2101), including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any "plant closing" or "mass layoff" to "affected employees", "representatives" and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act is being relied upon by Seller. The Seller Disclosure Schedule sets forth an accurate, correct and complete list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding the date hereof.

            (f) Unions. Seller has no collective bargaining agreements with any of its employees. There is no labor union organizing or election activity pending or, to the Knowledge of Seller, threatened with respect to Seller.

      4.20 SELLER BENEFIT PLANS.

            (a) The Seller Disclosure Schedule sets forth an accurate, correct and complete list of each Seller Benefit Plan. To the Knowledge of Seller, each Seller Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements under applicable law, including but not limited to ERISA and the Code.

            (b) None of the Seller Benefit Plans is a (i) a Multiemployer Plan,
(ii) a Defined Benefit Plan, or (iii) a plan that is subject to Section 412 of the Code; and neither Seller nor any ERISA Affiliate has at any time within the past six (6) years contributed to, maintained, or incurred any liability with respect to any such plan.

            (c) Each Seller Benefit Plan which is intended to be qualified under
Section 401(a) of the Code (and any related trust intended to be exempt from tax under Section 501(a) of the Code) is the subject of a favorable IRS determination, notification, or opinion letter issued after January 1, 1997 and has been administered in substantial compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code. To the Knowledge of the Company, nothing has occurred since the issuance of the IRS's most recent favorable determination letter (or opinion or notification letter, if applicable) that could adversely affect the qualification of such Seller Benefit Plan or the tax exempt status of its related trust.

            (d) No Seller Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of Seller and its ERISA Affiliates beyond retirement or other termination of service, other than coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA (and, if applicable, comparable state law).

            (e) Nothing contained in any of the Seller Benefit Plans will obligate Purchaser to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing.

      4.21 COMPLIANCE WITH LAWS. Seller is, and at all times since January 1, 2004 has been, in compliance in all respects with each Legal Requirement that is applicable to Seller or any of Seller's properties, assets (including the Purchased Assets), operations or businesses (including the Business), and no event has occurred, and no condition or circumstance exists, that could reasonably (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such Legal Requirement in any respect, in each case except for defaults under, breaches or violations of, or failures to comply with, any such Legal Requirements that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Seller has not received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

      4.22 GOVERNMENTAL APPROVALS.

            (a) Seller has all Governmental Approvals that are reasonably necessary in connection with Seller's ownership and use of its properties or assets (including the Purchased Assets) or Seller's operation of its businesses (including the Business). Schedule 1.1(l) contains an accurate, correct and complete list and summary description of each such Governmental Approval. Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or, to the Knowledge of Seller, threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval. No violations have been recorded in respect of any such Governmental Approvals, and Seller knows of no meritorious basis therefor. No fines or penalties are due and payable in respect of any such Governmental Approval or any violation thereof.

            (b) Seller has delivered to Purchaser accurate and complete copies of all of the Governmental Approvals identified in Schedule 1.1(l), including all renewals thereof and all amendments thereto.

      4.23 PROCEEDINGS AND ORDERS.

            (a) There is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller, any of Seller's properties, assets (including the Purchased Assets), operations or businesses (including the Business), or Seller's rights relating thereto. To Seller's Knowledge, no event has occurred, and no condition or circumstance exists, that could reasonably directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding where there is a reasonable likelihood of an adverse result that could have a Material Adverse Effect. Seller has delivered to Purchaser true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

            (b) Neither Seller nor any of Seller's properties, assets (including the Purchased Assets), operations or businesses (including the Business), nor Seller's rights relating to any of the foregoing, is subject to any Order or any proposed Order.

      4.24 ENVIRONMENTAL MATTERS. Seller is now and, to the Knowledge of the Seller, has been at all times in compliance in all material respects with all Environmental Laws. The Seller has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of its permits, except for such violations as individually and in the aggregate would not have a Material Adverse Effect on the Seller. The Seller has not received any notice or other communication (in writing or otherwise) that alleges that the Seller is not in compliance with any Environmental Law. The Seller has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the leased premises occupied or controlled by the Seller on or at any time prior to the Closing Date other than common household and office products in de minimis quantities. To the Knowledge of the Seller, there are no circumstances that may prevent or interfere with the Company's compliance in any material respect with any Environmental Law.

      4.25 TAXES.

            (a) Seller has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Seller with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Seller has no liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of Seller, other than liens for Taxes not yet due and payable.

            (b) The Seller Disclosure Schedule (i) lists all income and franchise Tax Returns filed by Seller for all taxable periods since December 31, 2000, (ii) indicates any Tax Returns filed by Seller since 1995 that have been audited, and (iii) indicates any Tax Returns filed by Seller that currently are subject of audit. To the Knowledge of Seller, no other audit of any Tax Return is currently pending or threatened. No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Seller has delivered or made available to Purchaser correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Seller since 1995. Seller has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency which waiver or extension currently remains open.

            (c) Seller is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar Contract which could give rise to liability of Purchaser on or after the Closing Date. Seller is not a party to any joint venture, partnership, or other arrangement or Contract which could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

            (d) Seller is not obligated under any agreement, Contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

            (e) Pencom Systems, Incorporated has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a "safe-harbor lease" within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased

Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (f) Seller is a "United States person" within the meaning of Section 7701(a)(30) of the Code.

            (g) Purchaser is not subject to liability as a transferee pursuant to Code Section 6901 et seq. or otherwise, nor will Purchaser be subject to such liability as a direct or indirect result of Purchaser's acquisition of the Purchased Assets.

      4.26 BROKERS. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

      4.27 NO OTHER AGREEMENT. Other than for sales of assets in the ordinary course of business, neither Seller, nor any of its Representatives, has entered into any unperformed Contract with respect to the sale or other disposition of any assets (including the Purchased Assets) except as set forth in this Agreement.

      4.28 NO OTHER REPRESENTATIONS AND WARRANTIES. Each representation and warranty set forth in this Article 4 will not merge on Closing or by reason of the execution and delivery of any Contract at the Closing, will remain in force on and immediately after the Closing Date in accordance with this Agreement, is given with the intention that liability is not limited to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing Purchaser to enter into this Agreement.

      4.29 PRIVATE PLACEMENT.

            (a) Seller is acquiring the Shares to be received in the Transaction for investment for Seller's own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof except pursuant to a valid exemption from registration or pursuant to an effective registration statement, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same except pursuant to a valid exemption from registration or pursuant to an effective registration statement. Purchaser acknowledges that it has been informed that Seller intends to transfer and assign the Shares to Pencom Systems, Incorporated which in turn intends to transfer and assign the Shares to one or more of its shareholders (which consist exclusively of Edward Ateyeh, Jr., Wade Saadi and Edgar Saadi), and Purchaser hereby consents to such transfers and assignments and agrees to take all actions reasonably requested by any such applicable transferee to effectuate any such applicable transfer and assignment on the books and records of Purchaser, provided that, unless such transfer and assignment is made pursuant to an effective registration statement under the Securities Act, such transferee agrees in writing to be subject to the terms hereof and in connection therewith makes the representations contained in this Section 4.29 to the same extent as if such transferee were Seller hereunder.

            (b) Seller has received all the information it considers necessary or appropriate for deciding whether to obtain the Shares as consideration in this Transaction. Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the rights, preferences and privileges under the Shares and the business, properties, prospects and financial condition of Purchaser; provided, that this representation and warranty in no way limits Seller's ability to rely on the Purchaser's representations and warranties in
Article 5.

            (c) Seller acknowledges that it is able to fend for itself, can bear the economic risk of owning the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of owning the Shares. Seller acknowledges that its ownership of the Shares involves a high degree of risk and that Seller is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment.

            (d) Seller is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect and, for the purpose of Section 25102(f) of the California Corporations Code, Seller is excluded from the count of "purchasers" pursuant to Rule 260.102.13 thereunder.

            (e) Seller understands that the Shares are characterized as "restricted securities" under the federal securities laws in that they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. SELLER UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN PURCHASER'S SHARES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF ITS INVESTMENT.

            (f) Without in any way limiting the representations set forth above, Seller agrees not to make any disposition of all or any portion of the Shares unless and until:

                  (i) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (ii) (A) Seller shall have notified Purchaser of the proposed disposition and shall have furnished Purchaser with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by Purchaser, Seller shall have furnished Purchaser with an opinion of counsel reasonably satisfactory to Purchaser that such disposition will not require registration of such shares under the Securities Act;

      provided, however, that notwithstanding the provisions of the foregoing clauses (i) and (ii), no such registration statement or opinion of counsel shall be necessary for a transfer by Seller to Pencom Systems, Incorporated or by Pencom Systems, Incorporated to Edward Ateyeh, Jr., Wade Saadi or Edgar Saadi, if any such transferee agrees in writing to be subject to the terms hereof and in connection therewith makes the representations contained in this Section 4.29 to the same extent as if he or she were Seller hereunder

            (g) It is understood that the certificates evidencing the Shares may bear one or all of the following legends unless and until registered under the
Act:

                  (i) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

                  (ii) Any legend required by applicable state securities laws, including without limitation, any legal requirement by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

            (h) Seller understands that the representations, warranties, covenants and acknowledgements set forth in this Section 4.29 constitute a material inducement to Purchaser to enter into this Agreement.

            (i) Seller acknowledges that it is not relying upon any person, firm or corporation, other than Purchaser and its officers and directors, in making its investment or decision to invest in Purchaser.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Except as specifically set forth on the Schedule 5 (the "Purchaser Disclosure Schedule") attached to this Agreement (the parts of which are numbered to correspond to the applicable Section numbers of this Agreement) or in Purchaser's reports or filings with the Securities and Exchange Commission, Purchaser hereby represents and warrants as of the date hereof to Seller as follows:

      5.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

      5.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors' rights generally and by general principles of equity.

      5.3 NO CONFLICTS; REQUIRED CONSENTS. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Purchaser do not and will not (with or without notice or lapse of time), except to the extent all necessary consents or approvals have been received and filings made prior to
Closing:

            (a) conflict with, violate or result in any breach of (i) any of the provisions of Purchaser's Certificate of Incorporation or bylaws; (ii) any resolutions adopted by Purchaser's stockholders, or its board of directors or committees thereof; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or any of its employees or that otherwise relates to Purchaser's business; or (iv) any provision of a Contract to which Purchaser is a party;

            (b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or any of its assets is subject; or (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which Purchaser is a party; or

            (c) require Purchaser to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

      5.4 BROKERS. Purchaser has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

      5.5 SEC FILINGS, FINANCIAL STATEMENTS.

            (a) Purchaser has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission since April 2, 2005 (the "SEC Reports"). The SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the applicable rules and regulations promulgated thereunder, and did not, at the time they were filed, or if amended as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the process indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operation and cash flows of Purchaser as of the respective dates thereof and for the respective periods indicated therein, subject in the case of interim period, to normal and necessary year-end adjustments and the omission of footnotes.

      5.6 SHARES. The Shares have been duly authorized, and will be validly issued, fully paid and nonassessable when issued at Closing pursuant to the terms of this Agreement.

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

ARTICLE 6. PRE-CLOSING COVENANTS

6.1 SELLER'S CONDUCT OF THE BUSINESS PRIOR TO CLOSING. From the date of this Agreement until the Closing Date, Seller shall, and shall cause its members, officers, directors and employees, to:

            (a) Conduct the Business in the ordinary course of business;

            (b) Pay all of its Liabilities and Taxes when due, subject to good faith disputes over such Liabilities or Taxes;

            (c) Maintain insurance coverage in accordance with Seller's past practices; and

            (d) Use commercially reasonable efforts to (i) preserve intact all rights of the Business to retain its employees and (ii) maintain good relationships with employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having business dealings with the Business.

      6.2 RESTRICTIONS ON SELLER'S CONDUCT OF THE BUSINESS PRIOR TO CLOSING. From the date of this Agreement until the Closing Date, Seller shall not, and shall cause its members, officers, directors and employees, not to:

            (a) Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any obligations which would have a Material Adverse Effect on Seller or Purchaser's ability to conduct the Business in substantially the same manner and condition as currently conducted by Seller;

            (b) Acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to Seller) of, or by any other manner, any business or any Entity;

            (c) Sell, transfer, lease, license or otherwise encumber any of the Purchased Assets, except for the sale of Inventory and the granting of non-exclusive licenses in the ordinary course of business;

            (d) Take any action not announced prior to the date of this Agreement to the customers, suppliers or distributors of Seller, including providing promotions, coupons, discounts or price increases, except in the ordinary course of business consistent with Seller's past practices;

            (e) Enter into any agreements or commitments with another Person, except on commercially reasonable terms in the ordinary course of business;

            (f) Violate in any material respect any Legal Requirement applicable to Seller;

            (g) Materially change or announce any change to the Seller products or any services sold by Seller;

            (h) Violate or amend in any material respect or terminate any Seller Contract or Governmental Approval, except amendments and terminations in the ordinary course of business consistent with Seller's past practices;

            (i) Commence a Proceeding other than (i) for the routine collection of Receivables, (ii) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages if Seller has obtained the prior written consent of Purchaser, such consent not to be unreasonably withheld or (iii) with respect to the Excluded Assets or Excluded Liabilities;

            (j) Purchase, lease, license or otherwise acquire any assets, except for supplies acquired by Seller in the ordinary course of business;

            (k) Make any capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate;

            (l) Borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty; provided that borrowings in the ordinary course of business under the Wells Fargo Agreement are permitted;

            (m) Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

            (n) Incur or become subject to any Liability, contingent or otherwise, except current Liabilities in the ordinary course of business;

            (o) Make any material change affecting the Business, including (i) changes in wholesaler alignments, inventory levels, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables, receivables and inventory); (ii) changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (iii) any capital expenditures or deferrals of capital expenditures; (iv) deviations from operating budgets or plans on sales and profitability; or (v) other than in the ordinary course of business, changed any of its business policies, including, advertising, investments, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

            (p) Amend its charter or organizational documents in any manner that could adversely effect Seller's ability to consummate the transactions contemplated hereby and perform its obligations hereunder;

            (q) Accelerate, amend or change the period of exercisability or vesting of Seller Options or other rights granted under the Seller Stock Option Plan or any Seller Benefit Plans, except as specifically contemplated in this Agreement;

            (r) Issue, sell, or authorize the issuance or sale of any options, warrants, or other rights to acquire any shares of such capital stock or any other ownership interest in Seller;

            (s) Hire any new employee other than in the ordinary course of business, terminate any officer or key employee of Seller, increase the annual level of compensation of any existing employee except for regular, scheduled compensation increases in the ordinary course of business, establish or adopt any Employee Benefit Plan, or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant;

            (t) Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case only to the extent such action could affect the liability of Purchaser for Taxes of Seller;

            (u) Fail to maintain all Inventory at current levels or fail to maintain the Purchased Assets, taken as a whole, in good repair, order and condition, reasonable wear and tear excepted; or

            (v) Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 6.2(a) through (u) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform in any material respect its covenants hereunder. Notwithstanding the foregoing, Seller shall be permitted to distribute cash to its members, discharge liabilities to affiliates and cause its affiliates to forgive or contribute to Seller the forgiveness of liabilities owed to them as long as the Net Assets at Closing are not less than One Million Dollars ($1,000,000).

      6.3 NO SOLICITATION. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, Purchaser and Seller shall:
(i) immediately halt any discussions with third parties regarding any transaction, the closing of which would be inconsistent with or interfere with or prevent or delay the Closing of the Transaction (any such transaction, a "Competing Transaction"); and (ii) not hold any discussion with, provide any information to or respond to any inquiry made by any third party concerning a proposed Competing Transaction, or cooperate in any way with, agree to, assist or participate in, solicit, consider, facilitate or otherwise encourage, any effort or attempt by any third party to do or seek any of the foregoing. If at any time a party is approached in any manner by a third party concerning a Competing Transaction (such third party, a "Competing Party") such party shall promptly inform the Competing Party that it is unable to communicate with such Competing Party with respect to a Competing Transaction and promptly inform the other party of such contact and the terms of such proposal or inquiry. Solely with respect to Purchaser, "Competing Transaction" shall mean any acquisition by it of a business that provides the same or substantially the same services that Seller provides to its customers.

      6.4 CERTAIN NOTIFICATIONS.

            (a) From the date of this Agreement until the Closing, Seller shall promptly notify Purchaser in writing regarding any:

                  (i) Action taken by Seller not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on the Business;

                  (ii) Fact, circumstance, event, or action by Seller (A) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (B) the existence, occurrence, or taking of which would result in any of the representations and warranties of Seller contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing;

                  (iii) Breach of any covenant or obligation of Seller hereunder; and

                  (iv) Circumstance or event which will result in, or could reasonably be expected to result in, the failure of Seller to timely satisfy any of the closing conditions specified in Article 9 of this Agreement.

            (b) From the date of this Agreement until the Closing, Purchaser shall promptly notify Seller in writing regarding any:

                  (i) Filing of Purchaser with the SEC;

                  (ii) Fact, circumstance, event or action by Purchaser (A) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (B) the existence, occurrence, or taking of which would result in any of the representations and warranties of Purchaser contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing;

                  (iii) Breach of any covenant or obligation of Purchaser hereunder; and

                  (iv) Circumstances or event which will result in, or could reasonably be expected to result in, the failure of Purchaser to fully satisfy any of the closing conditions specified in Article 9 of this Agreement.

      6.5 UPDATING THE DISCLOSURE SCHEDULES. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4 would require a change to the Seller or Purchaser Disclosure Schedule if the Seller or Purchaser Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller or Purchaser, as applicable shall promptly deliver to Purchaser or Seller, as applicable an update to the Seller or Purchaser, as applicable Disclosure Schedule specifying such change and shall use its Best Efforts to remedy same, as applicable; provided, however, that no such update shall be deemed to supplement or amend the Seller or Purchaser Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller or Purchaser in this Agreement or (ii) determining whether any of the conditions set forth in Article 9 have been satisfied.

      6.6 ACCESS TO INFORMATION. From the date of this Agreement until the Closing, each of Seller and Purchaser shall (a) permit Purchaser and Seller, as applicable and its Representatives to have free and complete access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller or Purchaser, as applicable, to all premises, properties, personnel, Persons having business relationships with Seller or Purchaser, as applicable (including suppliers, licensees, customers and distributors), books, records (including Tax records), Contracts, and documents of or pertaining to Seller; (b) furnish Purchaser or Seller with all financial, operating and other data and information related to the Business (including copies thereof), as Purchaser or Seller may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Purchaser or Seller, with Purchaser's investigation of the Business and Seller's investigation of Purchaser, the Purchased Assets and the Assumed Liabilities. Neither party hereto shall communicate with Persons known by such party to have business relationships with the other party hereto regarding this Agreement, the transactions contemplated hereby, or the other party hereto, unless such communications are approved in advance by the other party hereto. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

      6.7 BEST EFFORTS. From the date of this Agreement until the Closing, each of Seller and Purchaser shall use their respective Best Efforts to cause to be fulfilled and satisfied all of the other party's conditions to Closing set forth in Article 9.

      6.8 CONSENTS. As promptly as possible after the date of this Agreement, Seller shall use its Best Efforts to obtain all Consents and make and deliver all filings and notices listed or required to be listed on Schedule 4.5(e) other than Consents, filings or notices from or to Dell Computer Corporation and its affiliates or subsidiaries, and Purchaser shall use its Best Efforts to obtain all Consents and make and deliver all filings and notices listed or required to be listed on Schedule 5.3(c). Purchaser shall not be required to (a) agree to any material changes in, or the imposition of any material condition to the transfer to Purchaser of, any Seller Contract or Governmental Approval as a condition to obtaining any Consent; or (b) dispose of or make any changes to its business, expend any material funds or incur any other burden in order to comply with this Section 6.8. Seller shall not be required to (i) agree to any material changes in, or the imposition of any material condition to the transfer to Purchaser of, any Seller Contract or Governmental Approval as a condition to obtaining any Consent; or (ii) dispose of or make any changes to its business, expend any material funds or incur any other burden in order to comply with this
Section 6.8.

      6.9 INDEMNITY. Each of Edward Ateyeh, Jr., Wade Saadi and Edgar Saadi shall enter into an Indemnification Agreement substantially in the form of
Exhibit 6.9 (the "Indemnification Agreements") hereto.

ARTICLE 7. POST CLOSING COVENANTS

      7.1 SELLER INTELLECTUAL PROPERTY.

            (a) Seller agrees that, from and after the Closing Date and except as otherwise provided in the Acknowledgements of License, it shall not, and it shall cause its Representatives not to, use any of the Seller Intellectual Property. If Seller or any assignee of Seller owns or has any right or interest in any Seller Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser at the Closing, Seller shall grant or cause to be granted to Purchaser, at the Closing, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable, and exclusive license to Exercise All Rights in and to such Seller Intellectual Property.

            (b) If Purchaser is unable to enforce its Intellectual Property Rights against a third party as a result of any Legal Requirement that prohibits enforcement of such rights by a transferee of such rights, Seller agrees to assign to Purchaser such rights as may be required by Purchaser to enforce its Intellectual Property Rights in its own name. If such assignment still does not permit Purchaser to enforce its Intellectual Property Rights against the third party, Seller agrees to initiate proceedings against such third party in Seller's name; provided, however, that Purchaser shall be entitled to participate in such proceedings and provided further that Purchaser shall be responsible for the costs and expenses of such proceedings and all other costs and expenses other than those for which Purchaser is entitled to indemnification under Section 11.2.

            (c) Purchaser and Seller shall enter into the acknowledgements of license (the "Acknowledgements of License") substantially in the form of Exhibit 7.1.

      7.2 COOPERATION. After the Closing, upon the request of Purchaser, Seller shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, in accordance with the terms of this Agreement; and (ii) cooperate with Purchaser, at Purchaser's expense, to enforce the terms of any Seller Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction or to the operation of Seller's Business before the Closing Date. After the Closing, upon the request of Seller, Purchaser shall execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assumption as may reasonably be requested by Seller to effect, record or verify the transfer to, and assumption by Purchaser, of the Assumed Liabilities. After the Closing, Seller shall (a) cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Purchaser after the Closing; (b) satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; (c) refer to Purchaser all inquiries relating to such business; and (d) promptly deliver to Purchaser (x) any mail, packages and other communications addressed to Seller relating to the Business, Purchased Assets or Assumed Liabilities and (y) any cash or other property that Seller receives and that properly belongs to Purchaser, payments with respect to Receivables, and interest payable thereon. Neither Seller nor any of its officers, employees, agents or stockholders shall take any action that would tend to materially diminish the value of the Purchased Assets after the Closing or that would materially interfere with the business of Purchaser to be engaged in after the Closing, including disparaging the name or business of Purchaser.

      7.3 CHANGE OF CORPORATE NAME. On the Closing Date or as soon as practicable thereafter, Seller shall change its legal name, by filing the Certificate of Amendment delivered to Purchaser pursuant to Section 3.2(i) (or any revision of such Certificate of Amendment necessary to comply as to form under Delaware law) with the Secretary of State of the State of Delaware, to a new name which does not include the term Collective Technologies or the acronym or abbreviation "CT" or any variations, translations or combinations thereof or similar names and otherwise is not likely to be confused with its present name so as to make Seller's present name available to Purchaser. Seller shall deliver to Purchaser a file-stamped copy of such filing as soon as practicable following its filing with and acceptance by the Secretary of State of the State of Delaware. From and after the Closing, Seller shall not, without the prior written consent of Purchaser, use the term "Collective Technologies" or the acronym or abbreviation "CT" or any variations, translations or combinations thereof or similar names in connection with any business; provided, however, that Seller may reference that "Collective Technologies" or "CT" was formerly a subsidiary of Pencom Systems, Incorporated, or that a particular individual was formerly associated with or employed by "Collective Technologies" or "CT," in documents of a historical or biographical nature.

      7.4 RECORDS AND DOCUMENTS. For a period of ten (10) years after the Closing, at Purchaser's request, Seller shall provide Purchaser and its Representatives with access to and the right to make copies of those records and documents related to the Business, possession of which is retained by Seller, as may be reasonably necessary in connection with Purchaser's conduct of the Business after the Closing. If during such period Seller elects to dispose of such records and documents, Seller shall give Purchaser sixty (60) days' prior written notice, during which period Purchaser shall have the right to take such records and documents, at Purchaser's expense, without further consideration. For a period of ten (10) years after the Closing, at Seller's request, Purchaser shall provide Sellers and its Representatives with access to and the right to make copies of those records and documents related to the conduct of the Business prior to the Closing, possession of which is delivered to Purchaser, as may be reasonably necessary in connection with filing taxes, responding to audits or any other bona fide business reason. If during such period Purchaser elects to dispose of such records and documents, Purchaser shall give Seller sixty (60) days' prior written notice, during which period Seller shall have the right to take such records and documents, at Seller's expense, without further consideration.

      7.5 COLLECTION OF RECEIVABLES.

            (a) Payments received by Purchaser from account debtors as payment for a Receivable shall be applied against the oldest unpaid balance of such account debtor, unless the account debtor designates another application, in which case the application designated may be followed in applying the payment. In return for payment of claims for defaulted Receivables, Purchaser shall reassign the account or note involved to Seller. The uncollected receivables reassigned to Seller as provided herein shall be transferred by Purchaser subject to no defenses or setoffs by the debtor which did not arise as a result of the conduct of the Business prior to Closing.

            (b) Purchaser shall be entitled, in its sole discretion, to reassign and transfer to Seller any Receivables which have not been collected in full by one hundred twenty (120) days after the Closing Date and Seller shall be required to accept any such uncollected Receivable which have been so reassigned and transferred. If Purchaser determines to so reassign and transfer any such uncollected Receivables, the Purchase Price, as may have been adjusted pursuant to the terms hereof, shall be reduced as set forth in Section 2.2 by an amount equal to the aggregate face amount of such uncollected Receivables. Purchaser shall use commercially reasonable efforts to collect all Receivables in full by one hundred twenty (120) days after the Closing Date. Purchaser shall provide to Seller an accurate and complete account aging and collection report regarding outstanding Receivables within the first five (5) Business Days of each calendar month occurring within one hundred twenty (120) days after the Closing Date. Seller may, with the prior written consent of Purchaser, assist Purchaser in collecting outstanding Receivables during the one hundred twenty (120) day period following the Closing Date.

      7.6 NONCOMPETITION AGREEMENT.

            (a) For and in consideration of the Transaction contemplated herein, during the period commencing with the Closing Date and ending on the second anniversary of the Closing Date (the "Noncompetition Period"), Seller shall not engage in any "Competitive Activity" in the "Restricted Territory" (as both are defined below).

            (b) "Competitive Activity" shall mean directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly) (i) engaging in any activity that is the same as, similar to, or competitive with Business; (ii) engaging in the development or distribution of any product that is the same as, similar to, or competitive with any Seller Product being developed or distributed by Purchaser during the Noncompetition Period; (iii) employing, soliciting for employment, or recommending for employment any Person employed by Purchaser or any Affiliate or Subsidiary of Purchaser during such Person's employment with Purchaser (or any Affiliate or Subsidiary of Purchaser) or for one year thereafter; or (iv) diverting or attempting to divert from Purchaser or any Affiliate or Subsidiary of Purchaser any business of any kind in which they are engaged, including the solicitation of or interference with any suppliers, contractors, or customers.

            (c) "Restricted Territory" shall mean every state, territory, country, or jurisdiction in which Seller has carried on the Business prior to the Closing Date.

            (d) Notwithstanding the foregoing, the provisions of this Section
7.6 shall not prevent Seller from beneficially owning up to five percent (5%), on a full-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the NYSE, the American Stock Exchange, or traded on NASDAQ.

            (e) It is the understanding of the parties that the scope of the covenants contained in this Section 7.6, both as to time and area covered, are necessary to protect the rights of Purchaser and the goodwill that is a part of the Business of Seller to be acquired by Purchaser.

It is the parties' intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. It being the purpose of this Agreement to govern competition by Seller in the Restricted Territory, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. The prohibitions in each of subsections (a)-(d) in Section
7.6 above shall be deemed, and shall be construed as separate and independent agreements between Purchaser on the one hand, and Seller, on the other. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.

            (f) The parties agree that the covenants of Seller not to compete contained in this Section 7.6 may be assigned by Purchaser to any Person to whom may be transferred the Business of Seller by the sale or transfer of their business and assets or otherwise. It is the parties' intention that these covenants of Seller shall inure to the benefit of any Person that may succeed to the Business and Purchased Assets of Seller (as acquired by Purchaser under this Agreement) with the same force and effect as if these covenants were made directly with such successor.

      7.7 NONDISCLOSURE.

            (a) Seller recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain Confidential Information (as defined below) of Seller that is a valuable, special and unique asset of the Business. Seller agrees that it shall not disclose such Confidential Information to any Person, for any purpose or reason whatsoever, except (a) to authorized Representatives of Purchaser and (b) to counsel and other advisers to Seller provided that such advisers agree to the confidentiality provisions of this Section 7.7.

            (b) "Confidential Information" shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants. Information shall not be deemed Confidential Information hereunder if (i) such information becomes available to or known by the public generally through no fault of Seller or (ii) disclosure is required by law or the Order of any Governmental Authority under color of law, provided, however, that prior to disclosing any information pursuant to this clause (ii), Seller shall, if possible, give prior written notice thereof to Purchaser and, at Purchaser's election, either provide Purchaser with the opportunity to contest such disclosure or seek to obtain a protective order narrowing the scope of such disclosure and/or use of the Confidential

Information; or (iii) Seller reasonably believes that such disclosure is required in connection with the defense of a lawsuit against Seller. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of Damages.

            (c) The parties agree that, in the event of breach or threatened breach of Seller's covenants in this Section 7.7, the damage or imminent damage to the value and the goodwill of Purchaser and the Business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Purchaser shall be entitled to injunctive relief against Seller in the event of any breach or threatened breach of any of such covenants by Seller, in addition to any other relief (including Damages) available to Purchaser under this Agreement or under applicable law.

      7.8 LISTING OF SHARES. Purchaser shall use its Best Efforts to cause the Shares to be listed on the Nasdaq Capital Market as soon as reasonably practicable following the Closing.

ARTICLE 8. EMPLOYEES

      8.1 TRANSFERRED EMPLOYEES. Purchaser shall offer employment, to be effective as of the Closing Date and contingent upon the Closing, on terms to be determined by Purchaser, to those employees of Seller who are listed on Schedule
8.1 (collectively, the "Transferred Employees"); provided that each such Transferred Employees shall be offered a base salary not less than the base salary for each such person set forth on Seller's Disclosure Schedule as such person's current base salary. Seller shall terminate the employment, to be effective as of the Closing Date, of any employees of the Business who are not Transferred Employees. Effective as of Closing, Seller waives any noncompetition or other restrictions in any agreement between Seller and any Transferred Employee with respect to any employment by Purchaser. The parties acknowledge and agree that it is not the intention of the parties that any Contracts of employment of any employees of Seller shall be assumed by Purchaser as a result of the Transaction. Seller shall use commercially reasonable efforts to (a) encourage the Transferred Employees to continue their employment with Seller until Closing and thereupon to accept employment with Purchaser and (b) assist Purchaser in employing Transferred Employees.

      8.2 EMPLOYEE BENEFIT ARRANGEMENTS. In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, Seller and Purchaser shall cooperate, both before and after the Closing Date, to (a) exchange information related to the Transferred Employees, including employment records, benefits information, and financial statements and (b) take any other actions with respect to the Transferred Employees and their respective beneficiaries and dependents.

      8.3 POST-CLOSING EMPLOYEE BENEFITS.

            (a) After the Closing, Purchaser shall arrange for each Transferred Employee to receive benefits under Purchaser's benefit plans that are, in the aggregate and taking into account benefits provided pursuant to the provisions of applicable law, no less favorable in substance than those provided to other similarly situated (as to seniority, job description, salary and location) employees of Purchaser and its subsidiaries from time to time (the "Purchaser Plans"); provided, however, that this Section 8.3(a) shall not obligate Purchaser to provide any particular benefit plans nor shall it limit Purchaser's general ability to modify, amend, or terminate any of its benefit plans.

            (b) Purchaser shall issue shares of its restricted stock and options to purchase common stock at fair market value on the date of grant to the persons and in the amounts listed on Schedule 8.3(b) as soon as reasonably practicable following the Closing, subject to Purchaser first obtaining any necessary federal and state securities law qualifications, permits and registrations in connection therewith; provided that as to any such person the person shall not have exercised any option to acquire equity securities of Seller after the date hereof. In the event any person on Schedule 8.3(b) exercises any such option, the Purchase Price shall be adjusted as set forth in
Section 2.2 (e) and such person shall receive no restricted stock pursuant to this Section 8.3(b). Purchaser shall, at its sole expense, use commercially reasonable efforts to obtain any necessary federal and state securities law qualifications, permits and registrations in connection with such issuances. Purchaser shall further, at its sole expense, use commercially reasonable efforts to register the shares of restricted stock and options it issues pursuant to this Section 8.3(b) with the Securities and Exchange Commission on Form S-8. All of the shares subject to each respective grant of restricted stock made pursuant to this Section 8.3(b) shall vest six (6) months after the respective grant date; provided, however, that if Purchaser shall terminate the employment of any such grantee without cause prior to the date that is six (6) months after the applicable grant date, then such grantee's grant of restricted stock pursuant to this Section 8.3(b) shall vest in full on the date of such grantee's termination of employment. The remaining terms and conditions of each such grant of restricted stock and option shall be as set forth in Purchaser's standard form of Restricted Stock Award Agreement and Stock Option Award Agreement.

            (c) Subject to Section 8.3(a), nothing in Section 8.1 or this
Section 8.3 shall be construed to entitle any Transferred Employee to continue his or her employment with Purchaser for any period of time, nor to interfere with the rights of Purchaser or Seller to discharge or discipline any Transferred Employee, to change the terms of any Transferred Employee's employment, or to amend or terminate any employee benefit plans at any time.

      8.4 COMPLIANCE WITH LEGAL REQUIREMENTS AND OTHER OBLIGATIONS. Prior to the Closing, at its sole cost and expense, Seller shall take all actions necessary to comply with all appropriate Legal Requirements in connection with Seller's employment of its employees, including any Legal Requirements under the WARN Act. Seller shall be solely responsible, before and after the Closing, for the payment of any amounts required to be paid under any Legal Requirement, including the WARN Act and any similar state laws, as a result of the termination or layoff of any employee of Seller who is not a Transferred Employee in connection with this Transaction. Prior to the Closing, Seller shall perform all of its contractual and other obligations in connection with the employment of its employees.

      8.5 NO BENEFIT TO SELLER EMPLOYEES INTENDED. This Article 8 is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than Purchaser and Seller.

ARTICLE 9. CONDITIONS TO CLOSING

      9.1 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

            (a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Seller in this Agreement shall have been true and correct in all material respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all material respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all material respects as of such earlier date); (ii) all of the representations and warranties of Seller in Sections 4.4 and 4.7 of this Agreement and all of the other representations and warranties of Seller in this Agreement that contain an express materiality qualification shall have been true and correct in all respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all respects as of such earlier date); and (iii) Seller shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by Seller as of the Closing Date;

            (b) Documents. Seller shall have delivered to Purchaser all of the documents and agreements set forth in Sections 3.2 and 3.4;

            (c) Consents. Seller shall have delivered to Purchaser all Assignment Consents and other Consents (a) required (i) for the transfer of the Business and the Purchased Assets (other than Seller Contracts and Government Approvals) or (ii) for the consummation of the Transaction (other than the transfer or assignment to Purchaser of any Seller Contracts and Government Approvals in connection therewith) and (b) listed on Schedule 9.1(c); provided, however, that if Seller shall not have obtained any Consent with respect to a Contract listed on Schedule 9.1(c), in lieu thereof, Seller shall have entered into a subcontract with Purchaser reasonably acceptable in form and substance to each of them under which Seller engages Purchaser, and Purchaser agrees, to perform the services required under such Contract on a pass-through basis;

            (d) Estoppel Letters. Seller shall have delivered to Purchaser Estoppel Letters, substantially in the form attached hereto as Exhibit 9.1(d) (the "Estoppel Letters"), from each lessor of Real Property or Personal Property;

            (e) Opinion of Counsel. Seller shall have delivered to Purchaser an Opinion of Seller's counsel, substantially in the form attached hereto as
Exhibit 9.1(e) ("Opinion of Seller's Counsel");

            (f) No Proceedings. Since the date of this Agreement, no Proceeding shall have been commenced or threatened against Purchaser, or against any Representative of Purchaser (i) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction; or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transaction; and

            (g) Material Adverse Condition. Seller shall not have suffered a Material Adverse Effect since the date of this Agreement.

      9.2 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

            (a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Purchaser in this Agreement shall have been true and correct in all material respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all material respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all material respects as of such earlier date); (ii) all of the representations and warranties of Purchaser in this Agreement that contain an express materiality qualification shall have been true and correct in all respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all respects as of such earlier date); and (iii) Purchaser shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by Purchaser as of the Closing Date;

            (b) Deliveries. Purchaser shall have delivered to Seller all of the documents and agreements set forth in Sections 3.3 and 3.4;

            (c) Restricted Stock Approval. Purchaser's Board of Directors or Compensation Committee shall have duly authorized and approved the issuances of restricted stock and options to be issued pursuant to Section 8.3(b) and the options and restricted stock to be issued pursuant to the Employment Agreements, subject only to Purchaser obtaining any necessary federal and state securities law qualifications, permits and registrations in connection with such issuances, and shall have reserved a sufficient number of shares of Purchaser's common stock to satisfy its obligations under Section 8.3(b);

            (d) Consents. Purchaser shall have delivered to Seller all Consents listed on Schedule 5.3;

            (e) Opinion of Counsel. Purchaser shall have delivered to Seller an Opinion of Purchaser's counsel, substantially in the form attached hereto as
Exhibit 9.2(e) ("Opinion of Purchaser's Counsel") and

            (f) Material Adverse Condition. Purchaser shall not have suffered a Material Adverse Effect since the date of this Agreement.

      9.3 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO CLOSE. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by Purchaser or Seller, as applicable, in writing:

            (a) No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction, seeking any Damages as a result of the Transaction, or otherwise affecting the right or ability of Purchaser to own, operate or control the Business, the Purchased Assets or the Assumed Liabilities, nor shall any Proceeding be pending that seeks any of the foregoing. There shall not be any Legal Requirement prohibiting Seller from selling or Purchaser from owning, operating or controlling the Business, the Purchased Assets or the Assumed Liabilities or that makes this Agreement or the consummation of the Transaction illegal.

ARTICLE 10. TERMINATION

      10.1 CIRCUMSTANCES FOR TERMINATION. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

            (a) by the mutual written consent of Purchaser and Seller;

            (b) by either Purchaser or Seller if (i) (A) the non-terminating party is in material breach of any material provision of this Agreement and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice from the terminating party of such breach or (B) the non-terminating party is in breach of Section 6.3; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

            (c) by either Purchaser or Seller if (i) the Closing has not occurred on or prior to the date that is sixty (60) days after the date hereof (the "Outside Closing Date") for any reason; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; and

            (d) by either Purchaser or Seller if (i) satisfaction of a closing condition of the terminating party in Article 9 is impossible; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.

      10.2 EFFECT OF TERMINATION. Subject to Section 10.3, if this Agreement is terminated in accordance with Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 10; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      10.3 FEES FOR TERMINATION. If (a) a party breaches Section 6.3 and this Agreement terminates, (b) the other party has satisfied all closing conditions contained in Article 9 for which the party is responsible, and (c) a Competing Transaction is consummated by the breaching party then the breaching party shall promptly pay the nonbreaching party One Million Dollars ($1,000,000) as a termination fee ("Fee").

ARTICLE 11. INDEMNIFICATION

      11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller or Purchaser in this Agreement or any other Transaction Agreement shall survive the Closing until the one year anniversary of the Closing Date (the "Survival Date"); provided, however, that (a) all representations and warranties under Section 4.25 shall survive until thirty
(30) days after expiration of all applicable statutes of limitations; and (b) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 11.4 shall survive until final resolution of such claim. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party's Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

      11.2 INDEMNIFICATION BY SELLER. Subject to the limitations set forth in this Article 11, Seller and Pencom Systems, Incorporated, shall jointly and severally indemnify and hold harmless Purchaser and its Representatives from and against any and all Damages, whether or not involving a third-party claim, including attorneys' fees (collectively, "Purchaser Damages"), arising out of, relating to or resulting from (a) any breach of a representation or warranty of Seller contained in this Agreement or in any other Transaction Agreement; (b) any breach of a covenant of Seller contained in this Agreement or in any other Transaction Agreement; (c) Excluded Assets or Excluded Liabilities; (d) any Taxes of Seller for any period or with respect to the Business or the Purchased Assets attributable to a Pre-Closing Period; or (e) any amount by which the Net Assets of the Business are less than One Million Dollars ($1,000,000) as determined pursuant to Section 2.2; provided that Seller shall not be liable for amounts pursuant to (e), above, to the extent Purchaser has received the Net Asset Adjustment pursuant to Section 2.2(d).

      11.3 INDEMNIFICATION BY PURCHASER. Subject to the limitations set forth in this Article 11, Purchaser shall indemnify and hold harmless Seller and its Representatives (collectively, the "Seller Indemnified Persons") from and against any and all Damages, whether or not involving a third-party claim, including attorneys' fees (collectively, "Seller Damages"), arising out of, relating to or resulting from (a) any breach of a representation or warranty of Purchaser contained in this Agreement or in any other Transaction Agreement; (b) any breach of a covenant of Purchaser contained in this Agreement or in any other Transaction Agreement; (c) an Assumed Liability; (d) any amount by which the Net Assets of the Business exceed One Million Dollars ($1,000,000) as determined pursuant to Section 2.2 or (e) the operation of the Business after Closing; provided, that Purchaser shall not be liable for amounts pursuant to
(d), above, to the extent Seller has received the Net Asset Adjustment pursuant to Section 2.2(d).

      11.4 PROCEDURES FOR INDEMNIFICATION. The party making a claim under this
Article 11 is referred to as the "Indemnitee" and the party against whom such claims are asserted under this Article 11 is referred as the "Indemnitor." All claims by an Indemnitee under this Article 11 shall be asserted and resolved as follows:

            (a) In the event that any claim or demand by a third party for which an Indemnitor would be liable to an Indemnitee hereunder is asserted against or sought to be collected from such Indemnitee, the Indemnitee shall with reasonable promptness (but in no event later than five (5) Business Days after the Indemnitee knew or should have known about the existence of such claim) notify in writing the Indemnitor of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice"). To the extent a claim will be made under the Indemnification Agreement among Purchaser, Edward Ateyeh, Jr., Wade Saadi and Edgar Saadi, notice shall also be given in accordance with such Indemnification Agreement. Notwithstanding anything herein to the contrary, failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of the obligation hereunder except to the extent that the Indemnitor is prejudiced thereby. The Indemnitor shall within ten (10) days of receipt of a Claim Notice notify the Indemnitee whether it will defend such third party claim or demand on behalf of the Indemnitee. In the event the Indemnitor elects to defend such claim or demand on behalf of the Indemnitee, it shall retain counsel (who shall be reasonably acceptable to the Indemnitee) to represent the Indemnitee and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnitee is hereby authorized prior to the date on which it receives written notice from the Indemnitor designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnitor, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnitor until the date on which the Indemnitee received such notice from the Indemnitor. In the event the Indemnitor elects to defend such claim or demand, the Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (x) the Indemnitor and the Indemnitee shall have mutually agreed in writing to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnitor shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnitee (except to the extent the Indemnitee retained counsel to protect its (or the Indemnitor's) right prior to the selection of counsel by the Indemnitor as set forth above). If requested by the Indemnitor, the Indemnitee agrees to cooperate with the Indemnitor and its counsel in contesting any claim or demand which the Indemnitor defends. A claim or demand may not be settled by the Indemnitor without the prior written consent of the Indemnitee unless the settlement is for cash and as part of such settlement the Indemnitee shall receive a full and unconditional release reasonably satisfactory to the Indemnitee. If the Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnitor's reasonable expense, to defend such third party claim or demand; provided, however, that (a) the Indemnitor shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) the Indemnitor's defense of, or its participation in the defense of any such third party claim or demand, shall not in any way diminish or lessen the obligations of the Indemnitor under the agreements of indemnification set forth in this
Article 11.

            (b) In the event any Indemnitee shall have a claim against any Indemnitor hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnitee shall send a written Claim Notice with respect to such claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within twenty (20) Business Days of receipt of such Claim Notice that it disputes such claim, the amount of such claims shall be conclusively deemed a liability of the Indemnitor hereunder.

            (c) So long as any right to indemnification exists pursuant to this
Article 11, the affected parties each agree to retain all books and records related to the Claim Notice. In each instance where the Indemnitor elects to defend a claim or demand on behalf of the Indemnitee, the Indemnitee shall have the right to be kept fully informed by the Indemnitor and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third party (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which is otherwise required hereunder to be kept confidential.)

      11.5 LIMITATIONS ON INDEMNIFICATION.

            (a) Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify Purchaser under this Article 11: (i) unless the aggregate of all Purchaser Damages exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Seller's Basket"), in which case the Purchaser shall be entitled to recover all Purchaser Damages in excess of the Seller's Basket (provided, however, that notwithstanding the foregoing, if Purchaser shall suffer any individual loss or series of related losses which is indemnifiable under this Articles 11 and is in excess of One Hundred Fifty Thousand Dollars ($150,000), then Purchaser shall be entitled to recover all Purchaser Damages); or (ii) to the extent the aggregate of all Purchaser Damages exceeds the Purchase Price ("Seller's Indemnification Cap"); provided, however, that the Seller's Basket and the Seller's Indemnification Cap shall not apply to any Seller indemnification obligation (x) arising out of, relating to or resulting from fraud or intentional misrepresentation by Seller; (y) arising out of, relating to or resulting under Section 11.2(b), (c), (d) or (e), Section 4.4 or
Section 4.14(a); or (z) if the Transaction does not close.

            (b) Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to indemnify Seller under this Article 11: (i) unless the aggregate of all Seller Damages exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Purchaser's Basket"), in which case Seller shall be entitled to recover all Seller Damages in excess of the Purchaser's Basket; or (ii) to the extent that the aggregate of all Seller Damages exceeds Three Million Dollars ($3,000,000) (the "Purchaser's Indemnification Cap"); provided, however, that the Purchaser's Indemnification Cap and the Purchaser's Basket shall not apply to any Purchaser indemnification obligation (x) arising out of, relating to or resulting from fraud or intentional misrepresentation by Purchaser; (y) arising out of, relating to or resulting under Section 11.3(b) or (c); or (z) if the Transaction does not close.

      11.6 SOLE REMEDY. Except with respect to fraud or gross negligence, indemnification under this Article 11 shall be the sole recourse and remedy available for matters arising out of the Transaction.

      11.7 SET OFF. Purchaser shall be permitted to satisfy claims for indemnification hereunder by offsetting the amount owed for indemnification against amounts owed under the Note. In addition to any rights of setoff that any Person may have at common law or otherwise, each Person shall have the right to set off any amount that may be owed to it by the other under this Article 11 against any amount otherwise payable by such Person hereunder.

ARTICLE 12. MISCELLANEOUS PROVISIONS

      12.1 EXPENSES. Subject to Section 10.3, whether or not the Transaction is consummated, each party shall pay its own costs and expenses in connection with this Agreement and the Transaction (including the fees and expenses of its advisers, accountants and legal counsel).

      12.2 FURTHER ASSURANCES. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

      12.3 AMENDMENTS AND WAIVERS. This Agreement may not be amended, supplemented or modified except by an agreement in writing signed by each of the parties. Any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform with respect to such waiving party; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

      12.4 NOTICES. All notices, consents, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

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

            (a)   If to Collective Technologies, LLC:

                  c/o Pencom Systems, Incorporated
                  40 Fulton Street - 18th Floor
                  New York, NY  10038
                  Attention:  Wade Saadi
                  Telephone No.:  (212) 513-7777
                  Facsimile No.:  (212) 227-1854

                  With a copy, given in the manner prescribed above, to:
                  Wick Phillips, LLP
                  500 N. Akard, Suite 2150
                  Dallas, TX 75201
                  Attention:  Edward H. Molter
                  Telephone No.:  (214) 692-6200
                  Facsimile No.:  (214) 692-6255

            (b)   If to MTI Technology Corporation:

                  17595 Cartwright Road
                  Irvine, CA 92614
                  Attention:  Chief Financial Officer
                  Telephone No.:  (949) 251-1101
                  Facsimile No.:  (949) 251-1102

                  With a copy, given in the manner prescribed above, to:
                  Morrison & Foerster LLP
                  19900 MacArthur Boulevard
                  Irvine, CA 92612
                  Attention:  Tamara P. Tate
                  Telephone No.:  (949) 251-7500
                  Facsimile No.:  (949) 251-0900

      Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

      12.5 GOVERNING LAW. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

      12.6 DISPUTE RESOLUTION. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof, whether based on contract, tort, statute or other legal or equitable theory (the "Dispute") shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its applicable rules then in effect. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16. The award of the arbitrator shall be final and binding, and judgment on the award may be entered, confirmed and enforced in any court having jurisdiction thereof. The place of the arbitration shall be Dover, Delaware; however, preliminary conferences and hearings may be held in such other place(s), or by telephone, as the arbitrator(s) or the parties select from time to time for the purpose of compelling or receiving testimony or documentary evidence or otherwise.

      12.7 EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

      12.8 ASSIGNMENTS PROHIBITED; SUCCESSORS AND ASSIGNS. No party shall assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of the other parties. Any purported assignment or other disposition by a party, except as permitted herein, shall be null and void. In the event of a breach of this provision, the non-breaching party shall have the option, in addition to any other remedy available at law or in equity, to terminate this Agreement at any time subsequent to such breach. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

      12.9 NO THIRD-PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.

      12.10 COUNTERPARTS. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

      12.11 ENTIRE AGREEMENT. This Agreement and the other Transaction Agreements contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The parties intend that this Agreement and the other Transaction Agreements be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any Proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

      12.12 INTERPRETATION. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then-applicable rules or regulations promulgated thereunder. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words "but (is/are) not limited to." The words "herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary (for example, that a particular section, schedule or exhibit is the intended reference). Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

      12.13 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which national banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

      12.14 CONSTRUCTION. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

      12.15 PROVISIONAL RELIEF; SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

      12.16 RECOVERY OF FEES BY PREVAILING PARTY. If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys' fees paid or incurred in good faith.

      12.17 DISCLOSURE LETTER. The disclosures in the Disclosure Letters, and those in any supplement thereto, shall be deemed to relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letters (other than an exception expressly set forth as such in the Disclosure Letters with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      12.18 TIME OF THE ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      12.19 CONFIDENTIALITY; PUBLICITY. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed prior to the Closing except to consultants, advisors and Affiliates, or as required by law. None of the parties hereto shall make any public disclosure of the terms of this Agreement prior to the Closing, except as required by law. In the event disclosure is required under applicable law, the party making such disclosure shall use reasonable efforts to provide the other with a reasonable opportunity to review and comment on the disclosure in advance of its release. The parties shall endeavor to make only those press releases or other public disclosures as are required by law. In the event disclosure is required under applicable law, the party providing such disclosure shall use reasonable efforts to provide the other with a reasonable opportunity to review and comment on such disclosure in advance of its release.

      12.20 CUMULATIVE REMEDIES. The rights and remedies of either party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.

      12.21 LIQUIDATED DAMAGES. The parties agree that the Fee provided in
Section 10.3 is fair and reasonable in light of the anticipated harm that would ensue from any event triggering payment of the Fee, the difficulties in proving the loss and ascertaining the amount of loss to the aggrieved party, the limitation on liability herein and the inconvenience or non-feasibility of otherwise obtaining an adequate remedy. The parties further acknowledge and agree that the Fee is not a penalty. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

      12.22 CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 or 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

                     [SIGNATURES FOLLOW ON A SEPARATE PAGE]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

                                   "Purchaser"

                                   MTI Technology Corporation

                                   By:    /s/ Thomas P. Raimondi
                                          -----------------------------------
                                   Name:  Thomas P. Raimondi
                                   Title: CEO

                                   "Seller"

                                   Collective Technologies, LLC

                                   By:    /s/ Edward C. Ateyeh
                                          ------------------------------------
                                   Name:  Edward C. Ateyeh
                                   Title: CEO

                                   Solely for purposes of Articles 2, 11 and 12

                                   Pencom Systems, Incorporated

                                   By:    /s/ Edward C. Ateyeh
                                          ------------------------------------
                                   Name:  Edward C. Ateyeh
                                   Title: EXEC. VP

                                 Signature Page

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

"Accenture Agreements" shall have the meaning specified in Section 1.2(f).

"Acknowledgements of License" shall have the meaning specified in Section
7.1(c).

"Affiliate" shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or stockholder of Seller or any corporation, partnership, trust or other entity in which Seller or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

"Affiliate Liabilities" shall have the meaning specified in Section 2.1(b).

"Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.

"Assignment and Assumption" shall have the meaning specified in Section 3.2(b).

"Assignment Consent" shall have the meaning specified in Section 1.5(a).

"Assumed Liabilities" shall have the meaning specified in Section 1.3.

"Audited Closing Balance Sheet" shall have the meaning specified in Section 2.2(b).

"Audited Closing Balance Sheet Dispute Notice" shall have the meaning specified in Section 2.2(c).

"Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in similar circumstances to achieve such result as expeditiously as possible provided, however, that a person required to use his Best Efforts under this Agreement will not be thereby required to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the Transaction, or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

"Books and Records" shall have the meaning specified in Section 1.1(n).

"Breach" shall mean the occurrence of any inaccuracy in or breach of, or any failure to comply with or perform, a representation, warranty, covenant, obligation or other provision of any Contract.

"Business" shall have the meaning set forth in the first Recital.

"Business Day" means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions in the States of Texas or California are authorized or required by law to be closed.

"Cash Amount" shall have the meaning specified in Section 2.1(a)(i).

"Claim Notice" shall have the meaning specified in Section 11.4(a).

"Closing" shall have the meaning specified in Section 3.1.

"Closing Date" shall have the meaning specified in Section 3.1.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Competing Party" shall have the meaning specified in Section 6.3.

"Competing Transaction" shall have the meaning specified in Section 6.3.

"Competitive Activity" shall have the meaning specified in Section 7.6(b).

"Confidential Information" shall have the meaning specified in Section 7.7(b).

"Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

"Contract" shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

"Contractors" shall have the meaning specified in Section 4.19(a).

"Copyrights" shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

"Damages" shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

"Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

"Deposits and Advances" shall have the meaning specified in Section 1.1(i).

"Dispute" shall have the meaning specified in Section 12.6.

"Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

"Employment Agreements" shall have the meaning specified in Section 3.2(f).

"Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

"Environmental Laws" shall mean all federal, state, local or foreign Legal Requirements relating to pollution, protection of human health or the environment, or Hazardous Materials.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Seller under
Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

"Estoppel Letters" shall have the meaning specified in Section 9.1(d).

"Excluded Assets" shall have the meaning specified in Section 1.2.

"Excluded Liabilities" shall have the meaning specified in Section 1.4.

"Exercise All Rights" shall mean to exercise or practice any and all rights now or hereafter provided by law (by treaty, statute, common law or otherwise) anywhere in the world to inventors, authors, creators and/or owners of intellectual or intangible property; including the right to make, use, disclose, sell, offer to sell, distribute, import, rent, lease, lend, reproduce, prepare derivative works of and otherwise modify, perform and display (whether publicly or otherwise), broadcast, transmit, use and/or otherwise exploit such intellectual or intangible property and/or any product, component or service embodying, related to or subject to such intellectual or intangible property; and the right to assign, transfer, license and/or sublicense (with the right to sublicense further) any of the foregoing, and the right to have and/or authorize others do any of the foregoing.

"Fee" shall have the meaning specified in Section 10.3.

"Final Resolution Date" shall have the meaning specified in Section 2.2(b).

"Financial Statements" shall have the meaning specified in Section 4.7(a).

"GAAP" means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

"General Assignment and Bill of Sale" shall have the meaning specified in
Section 3.2(a).

"Governmental Approval" shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

"Governmental Authority" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

"Hazardous Materials" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. Sections 2011 et seq.

"Indemnification Agreements" shall have the meaning specified in Section 6.9.

"Indemnitee" shall have the meaning specified in Section 11.4.

"Indemnitor" shall have the meaning specified in Section 11.4.

"Independent Accounting Firm" shall have the meaning specified in Section
2.2(c).

"Intellectual Property Rights" shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, Patents, Trade Secrets, Copyrights, Mask Works, Trademarks, and any and all rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, together with (i) all registrations and applications for registrations therefor and (ii) all rights to any of the foregoing (including: (a) all rights received under any license or other arrangement with respect to the foregoing, (b) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing and (c) all rights to apply for or register any of the foregoing).

"Interim Balance Sheet" shall have the meaning specified in Section 4.7(a).

"Interim Balance Sheet Date" shall have the meaning specified in Section 4.7(a).

"Inventory" shall have the meaning specified in Section 1.1(b).

"IRS" means the Internal Revenue Service.

"Knowledge" An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of his normal duties. Seller's Knowledge shall mean the Knowledge of Edward Ateyeh, Jr., William Kerley and Philip Hornsey. Purchaser's Knowledge shall mean the Knowledge of Thomas P. Raimondi, Jr. and Scott J. Poteracki.

"Leased Real Property" shall have the meaning set forth in Section 1.1(f).

"Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

"Lock-Up Agreement" shall have the meaning specified in Section 3.2(e).

"Machinery and Equipment" shall have the meaning specified in Section 1.1(c).

"Mask Works" shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

"Material Adverse Effect" means (i) with respect to Purchaser, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of Purchaser or its subsidiaries, taken as a whole or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Purchaser or its subsidiaries from performing their obligations under this Agreement and (ii) with respect to Seller, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including Purchased Assets), liabilities (including Assumed Liabilities), business, operations, results of operations or prospects of Seller, its Subsidiaries, or the Business or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Seller from performing its obligations under this Agreement; provided that in each such case it shall exclude (w) general economic or conditions affecting the industry generally, (x) announcement of the Transaction, and (y) changes in the reported stock price or volume.

"Material Contracts" shall have the meaning specified in Section 4.13(a).

"Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

"Net Assets" shall have the meaning specified in Section 2.2(a).

"Net Asset Adjustment" shall have the meaning specified in Section 2.2(d).

"Non-Assignable Asset" shall have the meaning specified in Section 1.5(a).

"Noncompetition Period" shall have the meaning specified in Section 7.6(a).

"Note" shall have the meaning specified in Section 2.1(a)(ii).

"Opinion of Purchaser's Counsel" shall have the meaning specified in Section 9.2(e).

"Opinion of Seller's Counsel" shall have the meaning specified in Section
9.1(e).

"Order" shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

"Ordinary Course of Business" shall describe any action taken by a party if (a) such action is consistent with such party's past practices and is taken in the ordinary course of such party's normal day to day operations; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by such party's stockholders, board of directors or any committee thereof and does not require any other separate or special authorization of any nature; and (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to such party's business.

"Outside Closing Date" shall have meaning specified in Section 10.1(c).

"Owned and Leased Vehicles" shall have the meaning specified in Section 1.1(d).

"Patents" shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business or any Purchased Assets or Assumed Liabilities.

"Permitted Encumbrances" shall mean any Encumbrance that (a) is clearly reflected in the Financial Statements; (b) is a lien of a landlord, carrier, warehouseman, mechanic, materialman, or any other lien arising in the Ordinary Course of Business by operation of law with respect to liability that is not yet due or delinquent; (c) is a lien for Taxes not yet due; or (d) is a purchase money security interest arising in the Ordinary Course of Business.

"Person" shall mean any individual, Entity or Governmental Authority.

"Personal Property" shall have the meaning specified in Section 1.1(e).

"Personal Property Leases" shall have the meaning specified in Section 1.1(g).

"Post-Closing Period" shall mean any taxable period beginning after the close of business on the day prior to Closing Date or, in the case of any tax period which includes, but does not begin, after the close of business on the day prior to Closing Date, the portion of such period beginning after the close of business on the day prior to Closing Date.

"Pre-Closing Period" shall mean any taxable period ending on or before the close of business on the day prior to Closing Date or, in the case of any taxable period which includes, but does not end on, the day prior to Closing Date, the portion of such period up to and including the day prior to Closing Date.

"Preliminary Closing Balance Sheet" shall have the meaning specified in Section 2.2(a).

"Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

"PTO" shall have the meaning specified in Section 4.16(f).

"Purchase Price" shall have the meaning specified in Section 2.1(a).

"Purchased Assets" shall have the meaning specified in Section 1.1.

"Purchaser" shall mean MTI Technology Corporation, a Delaware corporation.

"Purchaser Damages" shall have the meaning specified in Section 11.2.

"Purchaser Disclosure Schedule" shall have the meaning specified in Article 5.

"Purchaser Plans" shall have the meaning specified in Section 8.3(a).

"Purchaser's Accountant" shall have the meaning specified in Section 2.2(b).

"Purchaser's Indemnification Cap" shall have the meaning specified in Section 11.5(b).

"Purchaser's Basket" shall have the meaning specified in Section 11.5(b).

"Real Property" shall mean all real property, land, buildings, structures, easements, appurtenances, improvements and fixtures.

"Real Property Leases" shall have the meaning specified in Section 1.1(f).

"Rebates and Credits" shall have the meaning specified in Section 1.1(j).

"Receivables" shall have the meaning specified in Section 1.1(a).

"Registered Intellectual Property Rights" shall mean all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (c) Copyright registrations and applications to register Copyrights;
(d) Mask Work registrations and applications to register Mask Works; and (e) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

"Representatives" shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be "Representatives" of Seller.

"Restricted Territory" shall have the meaning specified in Section 7.6(c).

"SEC Reports" shall have the meaning specified in Section 5.5(a).

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Seller" shall mean Collective Technologies, LLC, a Delaware limited liability company.

"Seller Benefit Plans" shall mean any "employee benefit plan," as defined in
Section 3(3) of ERISA, any employment, severance or similar contract or arrangement, or any plan, policy, fund, program or contract or arrangement providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is maintained, administered, or contributed to by any ERISA Affiliate.

"Seller Claims" shall have the meaning specified in Section 1.1(m).

"Seller Contracts" shall have the meaning specified in Section 1.1(k).

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"Seller Damages" shall have the meaning specified in Section 11.3.

"Seller Disclosure Schedule" shall have the meaning specified in Article 4.

"Seller Intellectual Property" shall mean all Intellectual Property Rights related to the Business, the Purchased Assets or the Assumed liabilities and held by Seller, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller including the Seller Registered Intellectual Property Rights.

"Seller Options" shall mean all outstanding options, whether vested or unvested, granted, awarded or issued from or under the Seller Stock Option Plan.

"Seller Registered Intellectual Property Rights" shall have the meaning specified in Section 4.16(a).

"Seller Stock Option Plan" means the 1997 Stock Option/Stock Issue and Plan of Seller, as amended and restated as of March 1, 2002.

"Seller's Accountant" shall have the meaning specified in Section 2.2(b).

"Seller's Basket" shall have the meaning specified in Section 11.5(a).

"Seller's Indemnification Cap" shall have the meaning specified in Section 11.5(a).

"Seller's Indemnified Person" shall have the meaning specified in Section 11.3.

"Shares" shall have the meaning specified in Section 2.1(a)(iii).

"Subsidiary" means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person

"Survival Date" shall have the meaning specified in Section 11.1.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

"Tax Authority" means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

"Tax Return" shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any

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Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

"Trade Secrets" shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

"Trademarks" shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

"Transaction" shall mean, collectively, the transactions contemplated by this Agreement.

"Transaction Agreements" shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser and/or Seller in connection with the Transaction.

"Transferred Employees" shall have the meaning specified in Section 8.1.

"Transfer Taxes" shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

"Vacation Accrual" shall have the meaning specified in Section 1.3(c).

"WARN Act" shall have the meaning specified in Section 4.19(e).

"Warrant" shall have the meaning specified in Section 2.1(a)(iv).

"Wells Fargo Agreement" shall have the meaning specified in Section 2.1(b).

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